Exhibit 10.1








                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                          LEVEL 3 COMMUNICATIONS, INC.,

                          LEVEL 3 COMMUNICATIONS, LLC,

                                  GENUITY INC.,

                                       AND

                        THE SUBSIDIARIES OF GENUITY INC.
                       LISTED ON THE SIGNATURE PAGE HERETO

                          DATED AS OF NOVEMBER 27, 2002





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                                                 TABLE OF CONTENTS


                                                                                                               Page




ARTICLE I.            DEFINITIONS.................................................................................1

         Section 1.1.           Definitions.......................................................................1
         Section 1.2.           Accounting Terms and Determinations...............................................1

ARTICLE II.           PURCHASE AND SALE OF PURCHASED ASSETS AND ASSUMPTION OF ASSUMED LIABILITIES.................2

         Section 2.1.           Purchase and Sale of Purchased Assets.............................................2
         Section 2.2.           Assumption of Liabilities.........................................................2
         Section 2.3.           Purchase Price....................................................................2
         Section 2.4.           Adjustments to Base Price.........................................................2
         Section 2.5.           Payment of the Purchase Price.....................................................3
         Section 2.6.           Post-Closing Purchase Price Adjustment............................................4
         Section 2.7.           Payment of the Post-Closing Purchase Price Adjustment.............................5
         Section 2.8.           Selection of Customer Contracts for Assignment....................................6
         Section 2.9.           Selection of Other Contracts and Leases for Assignment............................7
         Section 2.10.          Assumption of Assumed Contracts and Assumed Leases on the Closing Date............8
         Section 2.11.          Certain Matters Relating to Sellers' Ability to Reject Contracts and
                                Leases in the Bankruptcy Case.....................................................9
         Section 2.12.          Allocation of Purchase Price.....................................................10

ARTICLE III.          REPRESENTATIONS AND WARRANTIES OF SELLERS..................................................11

         Section 3.1.           Authority of Seller..............................................................11
         Section 3.2.           No Conflict or Violation; Consents...............................................11
         Section 3.3.           Subsidiaries and Investments.....................................................12
         Section 3.4.           Certificate and By-Laws..........................................................12
         Section 3.5.           SEC Reports; Financial Statements and Information................................12
         Section 3.6.           [Intentionally omitted.].........................................................13
         Section 3.7.           [Intentionally omitted.].........................................................13
         Section 3.8.           [Intentionally omitted.].........................................................13
         Section 3.9.           Inventory........................................................................13
         Section 3.10.          Real Property....................................................................13
         Section 3.11.          Personal Property................................................................16
         Section 3.12.          Compliance with Legal Requirements; Permits......................................16
         Section 3.13.          Affiliate Agreements.............................................................17
         Section 3.14.          Contracts........................................................................17
         Section 3.15.          Intellectual Property............................................................19
         Section 3.16.          Software.........................................................................21
         Section 3.17.          Labor Relations..................................................................21
         Section 3.18.          ERISA............................................................................21
         Section 3.19.          Insurance........................................................................21
         Section 3.20.          Litigation.......................................................................22
         Section 3.21.          Environmental Matters............................................................22
         Section 3.22.          Tax Matters......................................................................24
         Section 3.23.          Interim Operations...............................................................24
         Section 3.24.          [Intentionally omitted.].........................................................24

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         Section 3.25.          Customers and Suppliers..........................................................24
         Section 3.26.          [Intentionally omitted.].........................................................24
         Section 3.27.          [Intentionally omitted.].........................................................24
         Section 3.28.          Certain Payments.................................................................24
         Section 3.29.          Network Operations...............................................................25
         Section 3.30.          Schedule Updates.................................................................25

ARTICLE IV.           REPRESENTATIONS AND WARRANTIES OF PURCHASER................................................25

         Section 4.1.           Authority of Purchaser...........................................................25
         Section 4.2.           No Conflict or Violation.........................................................26
         Section 4.3.           Litigation.......................................................................26
         Section 4.4.           Brokers..........................................................................27
         Section 4.5.           Certificate and By-Laws..........................................................27
         Section 4.6.           Financing........................................................................27
         Section 4.7.           Solvency.........................................................................27
         Section 4.8.           Implementation Agreement.........................................................27

ARTICLE V.            CERTAIN COVENANTS OF SELLERS...............................................................27

         Section 5.1.           Conduct of Business..............................................................27
         Section 5.2.           Information and Access...........................................................32
         Section 5.3.           Confidentiality Agreements.......................................................32
         Section 5.4.           Notices of Certain Events........................................................33
         Section 5.5.           Schedule Updates.................................................................33
         Section 5.6.           Purchaser Schedule Updates.......................................................33
         Section 5.7.           Title Insurance..................................................................34

ARTICLE VI.           CERTAIN COVENANTS AND AGREEMENTS...........................................................34

         Section 6.1.           Hart-Scott-Rodino and Other Filings..............................................34
         Section 6.2.           Bankruptcy Matters; Bidding Process..............................................34
         Section 6.3.           Transfer Taxes...................................................................35
         Section 6.4.           Property Taxes...................................................................36
         Section 6.5.           Certain Provisions Relating to Consents, Cooperation and Adequate
                                Assurance........................................................................37
         Section 6.6.           Certain Actions With Respect to Customer Contracts...............................38
         Section 6.7.           Best Efforts.....................................................................38
         Section 6.8.           Takeover Proposals; Confidential Information.....................................38
         Section 6.9.           Obligations of Parent and Purchaser; Joint and Several Liability.................39
         Section 6.10.          FCC Applications and State PUCs Applications.....................................39
         Section 6.11.          Sales/Use Taxes..................................................................40

ARTICLE VII.          CONDITIONS TO CLOSING......................................................................40

         Section 7.1.           Conditions to Sellers' Obligations...............................................40
         Section 7.2.           Conditions to Purchaser's Obligations............................................41

ARTICLE VIII.         POST-CLOSING AGREEMENTS....................................................................43

         Section 8.1.           Assistance in Collection of Receivables..........................................43
         Section 8.2.           Mail.............................................................................43

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         Section 8.3.           Sums Received in Respect of Business.............................................43
         Section 8.4.           Further Assurances...............................................................43
         Section 8.5.           Intellectual Property............................................................43
         Section 8.6.           Transition Services Agreement....................................................43

ARTICLE IX.           THE CLOSING................................................................................43

         Section 9.1.           The Closing......................................................................43
         Section 9.2.           Deliveries by Sellers at the Closing.............................................44
         Section 9.3.           Deliveries by Parent and Purchaser at the Closing................................44

ARTICLE X.            INDEMNIFICATION............................................................................45

         Section 10.1.          Survival.........................................................................45
         Section 10.2.          Indemnification Provisions for Benefit of Purchaser..............................45
         Section 10.3.          Indemnification Provisions for Benefit of Sellers................................46
         Section 10.4.          Matters Involving Third Parties..................................................46
         Section 10.5.          Certain Additional Provisions Relating to Indemnification........................48

ARTICLE XI.           EMPLOYEES AND EMPLOYEE BENEFIT PLANS.......................................................49

         Section 11.1.          Employment.......................................................................49
         Section 11.2.          Health and Welfare Benefits for Transferred Employees............................50
         Section 11.3.          Certain Additional Provisions Relating to Severance and Retention Bonuses
                                for Transferred Employees........................................................50
         Section 11.4.          Terms of Offer Letters...........................................................52
         Section 11.5.          WARN Act Compliance..............................................................52
         Section 11.6.          Plan Liabilities.................................................................52
         Section 11.7.          No Employee Rights...............................................................53

ARTICLE XII.          TERMINATION................................................................................53

         Section 12.1.          Termination......................................................................53
         Section 12.2.          Effect of Termination; Expense Reimbursement; Breakup Fee........................55

ARTICLE XIII.         MISCELLANEOUS PROVISIONS...................................................................56

         Section 13.1.          Notices..........................................................................56
         Section 13.2.          Amendments.......................................................................57
         Section 13.3.          Assignment and Parties in Interest...............................................57
         Section 13.4.          Announcements....................................................................57
         Section 13.5.          Expenses.........................................................................58
         Section 13.6.          Entire Agreement.................................................................58
         Section 13.7.          Descriptive Headings.............................................................58
         Section 13.8.          Counterparts.....................................................................58
         Section 13.9.          Governing Law; Venue.............................................................58
         Section 13.10.         Construction.....................................................................59
         Section 13.11.         Severability.....................................................................59
         Section 13.12.         Specific Performance.............................................................59
         Section 13.13.         Ancillary Agreements.............................................................59
         Section 13.14.         Genuity Acting on Behalf of Sellers..............................................59


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1093038.30

                             SCHEDULES AND EXHIBITS

SCHEDULE
NUMBER                     SCHEDULE NAME

1.1                        Assumed Contracts
1.2                        Assumed Leases
1.3                        Excluded Assets
1.4                        Permitted Liens
1.5                        Knowledge Parties
1.6                        Excluded Agreements
1.7                        Certain Assessment Dates
1.8                        Underlying Service Agreements
1.9                        Rejection Claim Caps
2.4(b)                     Certain Prepayments
3.1                        Foreign Qualifications
3.2                        Conflicts and Consents
3.5(d)                     Other Financial Information
3.9                        Inventory
3.10(a)                    Owned Real Property
3.10(b)                    Leases
3.10(c)                    Certain Real Estate Matters
3.10(g)                    Property Taxes
3.11(a)                    Personal Property; Liens
3.11(b)                    Leased Personal Property
3.11(c)                    Certain Maintenance Matters
3.12(a)                    Compliance with Laws
3.12(b)                    Permits
3.13                       Affiliate Agreements
3.14(a)                    Contracts
3.14(b)                    Contract Obligations
3.14(c)                    Certain Contract Matters
3.14(d)                    Non-Seller Subsidiaries' Customer Contracts
3.15(a)                    Owned Intellectual Property
3.15(b)                    Patents and Registrations
3.15(c)                    Licensed Intellectual Property
3.16                       Software
3.17                       Labor Disputes
3.19                       Insurance
3.20                       Litigation
3.21                       Environmental Matters
3.23                       Interim Operations
3.25                       Major Customers and Suppliers
3.29(a)                    Network Compliance
3.29(b)                    Network Operations Metrics
3.29(d)                    Network Capacity
4.2                        No Conflict or Violation

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4.8                        Implementation Agreement
5.1                        Conduct of Business
6.6                        Certain Customer Contracts
6.10(a)                    FCC Applications
6.10(b)                    State PUC Applications
7.1(f)                     Certain Governmental Approvals
7.2(g)                     Certain Required Consents
7.2(h)                     Certain Contracts and Counterparties
11.3                       Genuity Severance Plan

EXHIBIT                    EXHIBIT NAME

A                          Definitions
B                          Assumption Agreement
C                          Bill of Sale
D                          Escrow Agreement
E                          Transition Services Agreement
F                          Form of Bidding Procedures Order
G                          Form of Sale Order


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                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of November 27, 2002, is entered into by and among Genuity Inc., a Delaware corporation (including any successor, "Genuity"), and the subsidiaries of Genuity listed on the signature pages hereto, (including their respective successors, each a "Seller" and together with Genuity, the "Sellers"); Level 3 Communications, Inc., a Delaware corporation ("Parent"), and Level 3 Communications, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent ("Purchaser").

                              PRELIMINARY STATEMENT

     WHEREAS, Genuity is engaged directly and through the other Sellers and their corporate Affiliates, in the Business; and

     WHEREAS, Genuity and the other Sellers intend to file voluntary petitions for relief pursuant to Section 301 of Title 11 of the United States Code, 11 U.S.C. Section 101 et seq. (as amended, the "Bankruptcy Code"), in the United States Bankruptcy Court (the "Bankruptcy Court") for the Southern District of New York (the "Bankruptcy Cases"); and

     WHEREAS, Genuity owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each other Seller; and

     WHEREAS, Sellers desire to sell and transfer to Purchaser, and Purchaser desires to purchase and assume from Sellers, the Purchased Assets and Purchaser is willing to assume, and Sellers desire that Purchaser assume, the Assumed Liabilities; and

     WHEREAS, upon the terms and subject to the conditions set forth herein, and as authorized under Sections 105, 363, 365 and 1146 of the Bankruptcy Code, Purchaser will purchase from Sellers the Purchased Assets and Purchaser will assume from Sellers the Assumed Liabilities;

     NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

     Section 1.1 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings specified in Exhibit A to this Agreement.

     Section 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP Consistency.

                                   ARTICLE II

                              PURCHASE AND SALE OF
                              PURCHASED ASSETS AND
                        ASSUMPTION OF ASSUMED LIABILITIES

     Section 2.1 Purchase and Sale of Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing (and on the applicable Assumption Date with respect to Purchased Assets consisting of rights under any Assumed Contract or Assumed Lease assumed by a Seller and assigned to Purchaser after the Closing Date as provided herein) Purchaser shall purchase from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchaser, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens) and free and clear of all Liabilities (other than Assumed Liabilities).

     Section 2.2 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing (and on the applicable Assumption Date with respect to Assumed Liabilities under any Assumed Contract or Assumed Lease assumed by a Seller and assigned to Purchaser after the Closing Date as provided herein), Purchaser shall assume and become responsible for all of the Assumed Liabilities.

     Section 2.3 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, the purchase price for the Purchased Assets shall be $242,156,160 less the Delay Cost (the "Base Price"), less the Severance Amount, subject to adjustment as provided in this Article II (as so adjusted, the "Purchase Price").

     Section 2.4 Adjustments to Base Price. The Base Price shall be adjusted in the manner provided in this Section 2.4 (collectively, the "Adjustments").

     (a)   Adjustment for Certain Variations in Annualized Recurring Revenue.

          (i) The Base Price shall be decreased by the product of (x) $0.833, and (y) the amount, if any, that the Sellers' Annualized Recurring Revenue is less than $780 million.

          (ii) The Base Price shall be increased by the product of (x) $0.833, and (y) the amount, if any, that the Sellers' Annualized Recurring Revenue is greater than $1,068 million.

     (b) Reconciliation of Prepaid Items. The Base Price shall be (i) decreased by the sum of (x) the amount of any customer cash deposits outstanding as of the Assumption Date with respect to each Assumed Contract or Assumed Lease and
(y) cash advances, which cash advances will not be recognized as revenue in accordance with GAAP Consistency until after the Closing Date other than as set forth on Schedule 2.4(b)-1, outstanding as of the Assumption Date with respect to each Assumed Contract or Assumed Lease, and (z) the amount of any service credits pursuant to service level agreements (to the extent such agreements constitute Assumed Customer Contracts) that are not satisfied by Sellers on or prior to ninety (90) days after the Closing Date and (ii) increased by the sum of (x) the amount of prepaid expenses under Assumed Contracts and Assumed Leases for which Purchaser will receive goods or services after the respective Assumption Date, provided, that only those prepayments (A) listed on
Schedule 2.4(b)-2 to the extent outstanding on the Closing Date in accordance with GAAP Consistency, (B) required to be made subsequent to the date hereof pursuant to Contracts listed on Schedule 3.14(a) as in effect on the date hereof (except as set forth on Schedule 2.4(b)-3), or (C) permitted to be made subsequent to the date hereof pursuant to Section 5.1(d)(ii)(B) and in an amount not to exceed the expenses for goods and services to be received within 30 days after the Assumption Date, shall be included in such calculation and (y) the amount of any security deposits made by Sellers with respect to Assumed Contracts or Assumed Leases as of the Assumption Date; provided, however, that with respect to each security deposit, the increase in the purchase price shall not exceed the amount of such security deposit set forth on Schedule 2.4(b)-4.

     (c) Adjustment for Property Taxes. The Base Price shall be increased or decreased as provided in Section 6.4(a)(iii).

     (d) Adjustment for Variations in Severance Amount from Estimated Severance Amount. The Base Price shall be decreased by the amount, if any, by which the Severance Amount exceeds the Estimated Severance Amount. The Base Price shall be increased by the amount, if any, by which the Estimated Severance Amount exceeds the Severance Amount.

     Section 2.5. Payment of the Purchase Price.

     (a) Not less than two (2) Business Days prior to the Closing Date:

          (i) Purchaser shall deliver to Sellers its estimate of the Severance Amount as of the Closing Date based on the Business Employee Offeree Schedule (the "Estimated Severance Amount"); and

          (ii) Sellers shall deliver to Purchaser a certificate as to the portion of the Allegiance Payment and the Verizon Payment that has been paid.

     (b) On the terms and subject to the conditions set forth in this Agreement, at the Closing,

          (i) Sellers shall pay $20 million (the "Escrow Amount") in immediately available funds by wire transfer to the Escrow Agent for deposit pursuant to the Escrow Agreement.

          (ii) Purchaser shall pay an amount equal to the Base Price less the sum of (x) $64.8 million, (y) the Estimated Severance Amount, and (z) the portion of the Allegiance Payment and the Verizon Payment that has not been paid by Sellers as of the Closing Date, by wire transfer of immediately available funds to Sellers to an account designated in writing by Sellers not less than two (2) Business Days prior to Closing.

          (c) Sellers or Purchaser, as the case may be, shall pay the Adjustments as provided in Section 2.6 and 2.7.

          (d) Within five (5) Business Days after Purchaser receives written notice from Sellers certifying the amount of rejection claims finally determined by the Bankruptcy Court in the preceding calendar quarter and the portion thereof constituting Rejection Claims and receipt of evidence reasonably satisfactory to Purchaser verifying such certification, Purchaser shall pay to Sellers by wire transfer of immediately available funds to an account designated in writing by Sellers an amount, to the extent not previously paid, equal to the product of (i) $0.27 and (ii) the amount by which such rejection claims as finally determined by the Bankruptcy Court, to the extent constituting Rejection Claims, exceed $360 million; provided, however, that the aggregate payment pursuant to this clause (d) shall not exceed $64.8 million.

     Section 2.6. Post-Closing Purchase Price Adjustment.

          (a) As soon as reasonably practical after the Closing, but in no event more than one hundred twenty (120) days after the Closing Date, Purchaser shall prepare and deliver to Sellers a report setting forth the calculation of each of the Adjustments and the amount payable in accordance with
     Section 2.7 (the "Adjustment Report"). The Adjustment Report shall be prepared in accordance with the terms of this Agreement and GAAP
     Consistency, and in the event of an inconsistency between the two, the terms of this Agreement shall govern. Sellers shall provide Purchaser with reasonable access to their books, records and facilities in connection with Purchaser's preparation of the Adjustment Report.

          (b) Within twenty (20) days after receipt of the Adjustment Report, Sellers may, by written notice to Purchaser, object to the Adjustment Report. Upon reasonable prior notice, Purchaser shall provide Sellers with reasonable access during normal business hours during such twenty (20) day period to the books and records used in connection with Purchaser's preparation of the Adjustment Report. If Sellers object to the Adjustment Report, they shall within such twenty (20) day period deliver written notice of their objection (the "Objection Notice") to Purchaser:
     (i) objecting to the Adjustment Report and the calculation of the Adjustments, (ii) setting forth the items being disputed and the reasons therefor, and (iii) specifying Sellers' calculation of each of the Adjustments and the amount payable in accordance with Section 2.7.

          (c) For fifteen (15) days after delivery of the Objection Notice, Purchaser and Sellers shall attempt to resolve all disputes between them regarding the Adjustment Report. If Purchaser and Sellers cannot resolve all such disputes within such fifteen (15) day period, Genuity or Purchaser may submit the matters in dispute for determination by Deloitte & Touche
     LLP or another nationally recognized independent public accounting firm mutually satisfactory to Purchaser and Sellers (the "Arbiter"). Promptly, but not later than thirty (30) days after the acceptance of its appointment, the Arbiter shall determine (based solely on presentations to the Arbiter by or on behalf of Sellers and Purchaser and not by independent review) only those items in dispute and shall render a report as to the calculation of each of the Adjustments and the resulting payment pursuant to Section 2.7. For purposes of the Arbiter's calculation of the Purchase Price, the amounts to be included shall be the appropriate amounts from the Adjustment Report as to items that are not in dispute and for those items in dispute the amounts determined by the Arbiter. In resolving any disputed item, the Arbiter may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party. Purchaser and Sellers shall cooperate with the Arbiter in making its determination and such determination shall be conclusive and binding upon Purchaser and Sellers.

          (d) Purchaser and Genuity shall each bear one-half of the fees and expenses of the Arbiter.

      Section 2.7. Payment of the Post-Closing Purchase Price Adjustment.

          (a) Payment due as a result of any Adjustment shall be made as provided in this Section 2.7. Any payment due to Purchaser shall be paid directly by Sellers and shall not reduce the Escrowed Funds.

          (b) If the Adjustment provided for in this Article II results (i) in an increase to the Base Price, Purchaser shall pay the Adjustment to Sellers, or (ii) in a decrease to the Base Price, Sellers shall pay the Adjustment to Purchaser, in each case together with interest at the rate of 5% per annum from the Closing Date through the date such payment is made.

          (c) Any payment pursuant to this Section 2.7 shall be paid within twenty (20) days after delivery of the Adjustment Report; provided that if an Objection Notice shall have been timely delivered but the Objection Notice, if resolved in favor of the party required to make payment pursuant to this Section 2.7, would result only in a reduction in the amount owed to the other party pursuant to this Section 2.7, then, pending resolution of such Objection Notice, the party required to make payment pursuant to this
     Section 2.7 shall pay the lower of the two amounts calculated by Purchaser and Sellers within ten (10) days after the delivery of such Objection Notice, together with interest at the rate of 5% per annum from the Closing Date through the date such payment is made. Any amounts owed after resolution of all disputes by the Arbiter shall be paid to the party entitled to receipt thereof within ten (10) days of the Arbiter's final determination, together with interest at the rate of 5% per annum from the Closing Date through the date such payment is made.

          (d) Pursuant to Bankruptcy Code Section 364(c)(1), the obligation of Sellers to pay the Adjustments, including interest with respect thereto, shall receive superpriority administrative claim status. Pursuant to Bankruptcy Code Section 364(c)(1), the administrative claims in respect of the Adjustments, including interest with respect thereto, shall have priority over any and all administrative expenses of the kinds specified in Bankruptcy Code Sections 503(b), 506(c), 507(a) or 507(b).

     Section 2.8. Selection of Customer Contracts for Assignment.

          (a) Not more than two (2) Business Days after the date of this Agreement, Sellers shall deliver to Purchaser a schedule (the "Customer Contract Schedule") setting forth a list of all of Sellers' Contracts with their customers as of the date of this Agreement (the "Customer Contracts"), and a description of the name of the customer, the relevant Seller and the date of the Contract, which Customer Contract Schedule shall designate which of the Customer Contracts is a Foreign Customer Contract. Customer Contracts shall also include any Contract of a Seller with a customer entered into during the period from the date hereof through the commencement of the Bankruptcy Case. Sellers shall identify such Contracts to Purchaser in writing within five (5) days after the commencement of the Bankruptcy Case and the Customer Contract Schedule shall be deemed thereby amended without any further action required by any party hereto. Sellers shall either promptly deliver a copy of each Customer Contract to Purchaser, or provide Purchaser with access to Sellers' electronic database containing the full and complete text of such Customer Contract.

          (b) With respect to each Customer Contract, Purchaser may, by written notice to Genuity, delivered no later than the later of (i) five
     (5) Business Days prior to the Closing Date, and (ii) twenty (20) Business Days subsequent to the date that such Customer Contract is included, added or deemed added to the Customer Contract Schedule and a copy of the Customer Contract is delivered or made available to Purchaser (such later date being referred to as the "Customer Contract Election Date") instruct Sellers whether or not to assume and assign to Purchaser such Customer Contract (each Foreign Customer Contract other than those that Purchaser has timely instructed Sellers to assume, and each North American Customer Contract that Purchaser has timely instructed Sellers not to assume, is referred to as an "Excluded Customer Contract"). After each Customer Contract Election Date, the corresponding Customer Contracts other than the Excluded Customer Contracts are referred to as the "Assumed Customer Contracts."

          (c) On the Customer Contract Election Date (or with respect to those Customer Contracts which have a Customer Contract Election Date prior to the Closing Date, on the Closing Date), Sellers shall (i) cure any and all defaults existing under each Assumed Customer Contract to the extent required for Sellers to assume such Assumed Customer Contract in the Bankruptcy Case, (ii) pay, or to the extent permitted by the Sale Order segregate funds sufficient to pay, any and all Cure Amounts due with respect to such Assumed Customer Contract, (iii) assume such Assumed Customer Contract in the Bankruptcy Case, and (iv) subject to Purchaser providing adequate assurance of performance to the counterparty thereto to the extent required by the Bankruptcy Court, assign such Assumed Customer Contract to Purchaser pursuant to an Order of the Bankruptcy Court (which may be the Sale Order). Effective upon and concurrently with such assignment, Purchaser shall assume each Assumed Customer Contract assigned to it pursuant to this Section 2.8.

          (d) Sellers  shall  promptly  notify  Purchaser  in writing of any new
     Contract with a customer entered into after the commencement of the Bankruptcy Case. No later than the later of (i) five (5) Business Days prior to the Closing Date, and
     (ii) five (5) Business Days subsequent to the date that a copy of such Contract is delivered or made available to Purchaser, Purchaser shall notify Sellers in writing whether it will assume such Contract. With respect to those Customer Contracts that Purchaser expressly elects to assume, Sellers shall assign such Contracts to Purchaser by the later of
     (x) the Closing Date, and (y) two (2) Business Days after notice from Purchaser, and effective upon such assignment Purchaser shall assume such Contract. If Purchaser has issued a Section 5.1 Consent to a Seller entering into a new Contract with a customer, Purchaser shall be deemed to have expressly elected to, and Purchaser shall assume such new Contract pursuant to this Section 2.8(d).

          (e) With respect to each Non-Seller Subsidiary Customer Contract, Purchaser may, by written notice to Genuity, delivered no later than the later  of  (i) five  (5) Business  Days  prior  to the  Closing  Date,  and
     (ii) twenty (20) Business Days subsequent to the date that a copy of the Non-Seller Subsidiary Customer Contract is delivered or made available to Purchaser request that Sellers cause the Non-Seller Subsidiary party to such Non-Seller Subsidiary Customer Contract to assign such Non-Seller Subsidiary Customer Contract to a Seller. Upon receipt of such a request, Sellers shall use their commercially reasonable efforts to cause the Non-Seller Subsidiary that is a party to the Non-Seller Subsidiary Customer Contract to assign such Non-Seller Subsidiary Customer Contract to a Seller (but only if and to the extent such assignment is permitted under the terms of such Non-Seller Subsidiary Customer Contract and all applicable Legal Requirements and only if such assignment would not, in Sellers' good faith judgment, present any significant risk to any Seller, the Non-Seller Subsidiary or any of their respective Affiliates, including directors or officers, of any legal or financial liability), provided, however, that Sellers shall not be obligated to offer or pay any consideration or grant any financial accommodation in connection therewith to the counterparty to such Non-Seller Subsidiary Customer Contract. If and to the extent permitted under the terms of the Non-Seller Subsidiary Customer Contract and all applicable Legal Requirements, if the Non-Seller Subsidiary
     Customer Contract has been assigned to a Seller pursuant to this Section 2.8(c), such Seller will assign the Non-Seller Subsidiary Customer Contract to Purchaser by the later of (x) five (5) Business Days after the assignment of the Non-Seller Subsidiary Customer Contract to such Seller and (y) the Closing Date, provided, however, that Sellers shall not be obligated to offer or pay any consideration or grant any financial accommodation in connection therewith to the counterparty to such Non-Seller Subsidiary Customer Contract. Effective upon the later of such assignment and Closing, Purchaser shall assume the Non-Seller Subsidiary Customer Contract.

     Section 2.9. Selection of Other Contracts and Leases for Assignment.

          (a) At any time and from time to time on or prior to the Election Date, Purchaser may, in the exercise of its sole and absolute discretion by written notice to Genuity on or before the Election Date, elect to have Sellers assume and assign to it (i) one or more Undesignated Agreements and
     (ii) one or more Underlying Service Agreements. Sellers shall (x) within two (2) Business Days of any such notice, provide written notice to the counterparties to the Undesignated Agreements or Underlying Service Agreements specified in Purchaser's notice, and (y) take such action, in each case as is necessary pursuant to the procedures set forth in the Sale Order to assume such Undesignated Agreements and Underlying Service Agreements.

          (b) On the date an assumption and assignment of any Undesignated Agreement or Underlying Service Agreement pursuant to Section 2.9(a) is scheduled to become effective pursuant to the terms of the Sale Order (provided that if such date is prior to the Closing Date, then on the Closing Date), Sellers shall (i) cure any and all defaults existing under each such Assumed Contract or Assumed Lease to the extent required for Sellers to assume such Assumed Contract or Assumed Lease in the Bankruptcy Case, (ii) pay, or, to the extent permitted by the Sale Order, segregate funds sufficient to pay, any and all Cure Amounts due with respect to such Assumed Contract or Assumed Lease, (iii) assume such Assumed Contract or Assumed Lease in the Bankruptcy Case, and (iv) subject to Purchaser providing adequate assurance of performance to the counterparty thereto to the extent required by the Bankruptcy Court, assign such Assumed Contract or Assumed Lease to Purchaser pursuant to an Order of the Bankruptcy Court (which may be the Sale Order). Effective upon such assignment, Purchaser shall assume each Assumed Contract or Assumed Lease assigned to it pursuant to this Section 2.9, and concurrently with such assumption, Purchaser shall reimburse Sellers for any Purchaser Cure Amount due in connection with the assumption by Sellers of such Assumed Contract or Assumed Lease (or to the extent the Purchaser Cure Amount is in dispute, Purchaser shall segregate funds in escrow on terms reasonably acceptable to Sellers sufficient to reimburse Sellers for the amount claimed by them and Purchaser shall so reimburse Sellers promptly upon settlement or determination by the Bankruptcy Court of such dispute).

          (c) Purchaser shall make sufficient elections to permit Sellers to assume in the Bankruptcy Case and assign to it pursuant to an Order of the Bankruptcy Court (which may be the Sale Order), and Purchaser shall accept such assignments to it, of such Contracts and Leases so that the total Rejection Claims shall not exceed $600 million.

          (d) Sellers shall promptly notify Purchaser in writing of any new Contract (other than a Contract with a customer) or Lease entered into after the commencement of the Bankruptcy Case. No later than the later of
     (i) five (5) Business Days prior to the Closing Date, and (ii) five (5) Business Days subsequent to the date that a copy of such Contract or Lease is delivered or made available to Purchaser, Purchaser shall notify Sellers in writing whether it will assume such Contract or Lease. With respect to such new Contract or Leases that Purchaser expressly elects to assume, Sellers shall assign such Contract or Leases to Purchaser, and concurrently with such assignment Purchaser shall assume such Contract or Lease.

     Section 2.10. Assumption of Assumed Contracts and Assumed Leases on the Closing Date.

     With respect to each Assumed Contract listed on Schedule 1.1 and each Assumed Lease listed on Schedule 1.2, on the Closing Date, Sellers shall
(i) cure any and all defaults existing under each such Assumed Contract or Assumed Lease to the extent required for Sellers to assume such Assumed Contract or Assumed Lease in the Bankruptcy Case, (ii) pay, or, to the extent permitted by the Sale Order, segregate funds sufficient to pay, any and all Cure Amounts due with respect to such Assumed Contract or Assumed Lease, (iii) assume such

Assumed Contract or Assumed Lease in the Bankruptcy Case, and (iv) subject to Purchaser providing adequate assurance of performance to the counterparty thereto to the extent required by the Bankruptcy Court, assign such Assumed Contract or Assumed Lease to Purchaser pursuant to an Order of the Bankruptcy Court (which may be the Sale Order). Effective on the Closing Date, Purchaser shall assume each such Assumed Contract or Assumed Lease.

     Section 2.11. Certain Matters Relating to Sellers' Ability to Reject Contracts and Leases in the Bankruptcy Case.

     (a) At any time at least fifteen (15) Business Days prior to the Closing Date, Purchaser may, by written notice to Genuity designate any Undesignated Agreement or Underlying Service Agreement as an Excluded Agreement; and upon such notice, such Undesignated Agreement or Underlying Service Agreement shall automatically be deemed to be an Excluded Agreement. At any time after fifteen
(15) Business Days prior to the Closing Date and on or prior to the Election Date, Purchaser may, by written notice to Genuity, elect to direct Sellers not to reject any (i) Undesignated Agreement, or (ii) Underlying Service Agreement, effective on or prior to any date so long as such date is (A) no later than the later of (x) three (3) months following the Election Date, or (y) the effective date of confirmation of a Chapter 11 plan in the Bankruptcy Case and (B) no earlier than fifteen (15) Business Days subsequent to the date of such notice. Purchaser may give one or more subsequent notices accelerating the date in a notice given pursuant to the prior sentence to a date no earlier than fifteen
(15) Business Days subsequent to the date of such subsequent notice.

     (b) Sellers shall not reject in the Bankruptcy Cases: (x) any Assumed Contract listed on Schedule 1.1 or Assumed Lease listed on Schedule 1.2, (y) any Customer Contract prior to the Customer Contract Election Date or any Assumed Customer Contract prior to its Assumption Date, or (z) any Undesignated Agreement or Underlying Service Agreement, in the case of this clause (z) on or prior to:

          (i) in respect of Undesignated Agreements and Underlying Service Agreements for which an election has been made pursuant to Section 2.9, the Assumption Date;

          (ii) in respect of Undesignated Agreements and Underlying Service Agreements for which an election has been made pursuant to Section 2.11(a), the date set forth in such election (as such date may be accelerated in accordance with Section 2.11(a)); and

          (iii) in respect of Undesignated Agreements and Underlying Service Agreements for which no election has been made pursuant to Section 2.9 or
     Section 2.11(a), the Election Date.

     (c) Purchaser shall have the right to reasonably direct Sellers in the defense of, and in the settlement and compromise of, any claim in the Bankruptcy Case arising out of an Excluded Agreement if such claim could give rise to Rejection Claims, or at Sellers' expense, to initiate and/or prosecute any objection to any claim arising from any

Excluded Agreement if such claim could give rise to Rejection Claims. Sellers shall not settle any claim in the Bankruptcy Case arising out of any Excluded Agreement if such claim could give rise to Rejection Claims without Purchaser's prior written consent, which consent shall not be unreasonably withheld.

     (d) On the Election Date, or if later the date specified in a notice delivered pursuant to Section 2.11(a), Sellers shall reject in the Bankruptcy Cases all Contracts listed on Schedule 3.15(c) that do not constitute Assumed Contracts.

     Section 2.12. Allocation of Purchase Price.

     (a) As soon as reasonably practicable, but not later than one hundred twenty (120) days following the Closing, Purchaser shall prepare and deliver to Sellers a schedule which shall set forth the allocation of the Purchase Price among the Purchased Assets and the Assumed Liabilities (the "Purchaser's Allocation"). Sellers shall accept and agree to the Purchaser's Allocation unless such allocation is manifestly unreasonable, in which case Sellers shall deliver written notice to Purchaser within thirty (30) days after receipt of the Purchaser's Allocation. Any payments pursuant to Section 2.7 resulting from a change in the Purchased Assets and Assumed Liabilities shall be allocated to the portion of the Purchase Price paid with respect to the Purchased Assets. Any payment pursuant to Section 2.5(d) shall be allocated to the Purchased Assets. Subject to the requirements of any applicable Tax law, all Tax Returns filed by Purchaser and Sellers shall be prepared consistently with such allocation.

     (b) In the event of any Purchase Price adjustment pursuant to Section 2.7 hereof after the delivery of the Adjustment Report by Purchaser, Purchaser and Sellers agree to adjust the allocation of the Purchase Price and Assumed Liabilities to reflect such Purchase Price adjustment and, subject to the requirements of any applicable Tax laws, to file consistently any Tax Returns required as a result of such Purchase Price adjustment. In the event of any payment pursuant to Section 2.5(d) hereof after the delivery of the Adjustment Report, Purchaser and Sellers agree to adjust the allocation of the Purchase Price and Assumed Liabilities to reflect such payment, and, subject to the requirements of any applicable Tax law, to file consistently any Tax Returns required as a result of such payment.

     (c) If Purchaser and Sellers are unable to agree upon any of the matters set forth in Section 2.12(a) or (b), within thirty (30) days (or such later date as is mutually agreed upon by both parties), the matter or matters in dispute shall be submitted to the Arbiter or, if none was retained, to independent accountants of nationally recognized standing reasonably satisfactory to Purchaser and Sellers.

     (d) After the Closing Date, Sellers shall prepare, in consultation with the Purchaser and Purchaser's accountants, those statements or forms (including Form
8594) required by Section 1060 of the Code and the regulations promulgated thereunder. Such statements or forms shall be prepared consistently with the allocation under this Section 2.12, as adjusted to reflect any adjustment pursuant to Section 2.7 and any payment pursuant to Section 2.5(d). Such statements or forms shall be filed by the parties with their respective federal income Tax Returns as required by Section 1060 of the Code and the regulations promulgated thereunder and each party shall provide the other party with a copy of such statement or form as filed.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller jointly and severally represents and warrants to Purchaser and Parent as follows (provided, however, that except as expressly stated, no representation or warranty is made with respect to the Excluded Matters):

     Section 3.1. Authority of Seller. Each Seller is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each Seller is duly qualified to do business and is in good standing in each of the jurisdictions set forth on
Schedule 3.1 opposite such Seller's name, which are all of the jurisdictions in which the ownership of the Purchased Assets or the conduct of the Business requires such qualification, except where the failure to so qualify would not reasonably be expected to result in a Material Adverse Effect. Each Seller has the corporate power or limited liability company power, as the case may be, and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party. The execution and delivery by each Seller of this Agreement and the Ancillary Agreements and performance by each Seller of its obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action or limited liability company action on the part of such Seller, and this Agreement constitutes, and each of the Ancillary Agreements to which it is a party upon its execution will constitute (in each instance, assuming such agreements constitute valid and binding obligations of the other parties thereto), the legal, valid and binding obligation of such Seller enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar Legal Requirements which affect creditors' rights generally and by legal and equitable limitations on the enforceability of equitable remedies. Each Seller has the corporate power or limited liability company power, as the case may be, and authority to own its properties and to carry on the Business as currently conducted.

     Section 3.2. No Conflict or Violation; Consents. Except with respect to the Business other than the North American Business and except as set forth on
Schedule 3.2, after giving effect to the Sale Order, neither the execution and delivery of this Agreement and the Ancillary Agreements by Sellers, the consummation by Sellers of the transactions contemplated hereby or thereby, nor the fulfillment by Sellers of the terms and compliance with the provisions hereof or thereof, will (with or without notice or lapse of time):

          (a) contravene, conflict with, or result in a violation of (i) any provision of the certificate or articles of incorporation, by-laws, articles of organization or limited liability company agreement of any Seller, or (ii) any resolution adopted by the board of directors or the stockholders of any Seller;

          (b)  assuming  receipt  of the  Governmental  Approvals  set  forth on
     Schedule 3.2, contravene, conflict with, or result in a violation of, in any material respect, any Legal Requirement to which any Seller, the Business or any of the Purchased Assets is subject;

          (c)  assuming  receipt  of the  Governmental  Approvals  set  forth on
     Schedule 3.2, contravene, conflict with, or result in a violation of, in any material respect, any of the terms or requirements of, or give any Governmental Agency the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Permit that is held by any Seller;

          (d) contravene, conflict with, or result in a violation or breach in any material respect of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract or Lease;

          (e) result in the imposition or creation of any Lien (except for a Permitted Lien) upon or with respect to any of the Purchased Assets;

          (f) result in Purchaser being subject to a Contract or Lease whereby Purchaser's breach or performance of any non-competition, exclusivity, employee non-solicitation, "most-favored-nation," reciprocal purchase provision or other provision materially restricting business conduct or operation is determined based on the acts or omissions of Purchaser's Affiliates (other than its officers or directors); or

          (g) require the consent, approval, or authorization of, or registration or filing with, any Governmental Agency ("Governmental Approvals") except for (i) the filing of the Sale Order and the Bidding Procedures Order with, and the approval thereof by, the Bankruptcy Court, and (ii) the filing of a notification and report form under the HSR Act, and the rules and regulations promulgated thereunder, and the expiration or earlier termination of the applicable waiting period thereunder.

     Section 3.3. Subsidiaries and Investments. The Purchased Assets do not include the stock of, or any equity participation in, any Person.

     Section 3.4. Certificate and By-Laws. True and correct copies of the certificate or articles of incorporation and by-laws of each Seller were provided to Purchaser prior to the date of this Agreement.

     Section 3.5. SEC Reports; Financial Statements and Information.

          (a) Genuity has filed all Reports on Form 10-K, Form 10-Q and Form 8-K (including all exhibits thereto) required to be filed with the U.S. Securities and Exchange Commission (the "Commission") since June 27, 2000, and has heretofore made available to Purchaser, in the form filed with the Commission, its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2001, (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, and
     (iii) all Reports on Form 8-K filed by Genuity with the Commission since January 1, 2002

     (collectively, the "SEC Reports"). The SEC Reports (x) at the time filed complied as to form in all material respects with the requirements of the Exchange Act, and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the subsidiaries of Genuity is required to file any statements or reports with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act.

          (b) The audited consolidated balance sheet of Genuity at December 31, 2001, 2000 and 1999 and related consolidated statements of income, retained earnings and cash flow for the periods then ended and the notes thereto included in the applicable SEC Report (collectively, the "Financial Statements"), (i) were, except as otherwise noted therein, prepared in accordance with GAAP Consistency, and (ii) present fairly, in all material respects, the financial condition, the results of operations and the retained earnings and cash flow of Genuity as of the dates and for the periods indicated thereon.

          (c) The unaudited consolidated balance sheet of Genuity as of the Interim Balance Sheet Date (the "Interim Balance Sheet"), and the related consolidated statements of income and cash flow for the period then ended included in the applicable SEC Report, (i) were, except as otherwise noted therein, prepared in accordance with GAAP Consistency, and (ii) present fairly, in all material respects, the financial condition, results of operations and cash flows of the Genuity as of the dates and for the periods indicated thereon, subject to normal year-end adjustments.

          (d) The supplemental information of Genuity described on Schedule 3.5(d): (i) was prepared in good faith in the Ordinary Course of Business for the internal use of Sellers, and (ii) to Sellers' Knowledge presented fairly in all material respects the information purported to be presented therein as of the respective dates thereof.

     Section 3.6. [Intentionally omitted.]

     Section 3.7. [Intentionally omitted.]

     Section 3.8. [Intentionally omitted.]

     Section 3.9. Inventory. Except as set forth on Schedule 3.9, the inventories, including spare parts, replacement and component parts, of Sellers relating to the Network, to the extent directly or indirectly maintained by any Seller (the "Inventory"), are, taken as a whole, reasonably sufficient in quantity and suitable for the maintenance and operation of the Network, to the extent directly or indirectly maintained by any Seller, in the Ordinary Course of Business. Since September 1, 2002, Sellers have not sold Inventory or other Personal Property for gross proceeds of more than $1.2 million or having undepreciated book value of more than $17.5 million.

     Section 3.10. Real Property.

          (a) Schedule 3.10(a)-1 lists all real property (including a list of each specific Seller entity name) owned by any Seller as of the date hereof and used in connection with the North American Business (together with all building improvements therein, the "Owned Real Property"). Except as set forth on Schedule 3.10(a)-2, each Seller has good, marketable and indefeasible title to the Owned Real Property listed as owned by it on Schedule 3.10(a)-1 in fee simple, free and clear of any Liens other than Permitted Liens. Except as set forth on Schedule 3.10(a)-2, and except for Permitted Liens, there are no Contracts or Leases or other agreements to which Sellers' interest in Owned Real Property is subject granting any Third Party the right to purchase, lease, use or occupy any of the Owned Real Property and, to Sellers' Knowledge, there are no Persons (other than any Seller or any Person under Permitted Liens) in possession or control of any part of the Owned Real Property.

          (b) Schedule 3.10(b)-1 contains a list of all leases and subleases, including names of the parties thereto and the location of the applicable premises, with respect to all real property leased or subleased by Sellers as of the date hereof and used in connection with the North American Business, and lists all material licenses, occupancy agreements, rights of way, easement or any similar agreement necessary for the operations of the North American Business as presently conducted (such leases, subleases and other agreements, together with all amendments thereto, collectively, the "Leases", and such real property the "Leased Property"). Each Lease is valid, binding and enforceable against Sellers and, to Sellers' Knowledge, except as set forth on Schedule 3.10(b)-2, the other parties thereto in accordance with its terms, and in full force and effect, subject in the case of enforceability against the other parties thereto, to applicable bankruptcy, reorganization, insolvency, moratorium or similar Legal Requirements which affect creditors' rights generally and by legal and equitable limitations on the enforceability of equitable remedies. Except as set forth on Schedule 3.10(b)-3, Sellers have performed all material obligations required to be performed by them under each of the Leases with Major Customers or Major Suppliers, other than monetary defaults that would not reasonably be expected to result in a termination of the Lease prior to the commencement of the Bankruptcy Case and that would be cured by Sellers by payment of the Cure Amount. Except as set forth on Schedule 3.10(b)-3, neither Sellers nor, to Sellers' Knowledge, any other party thereto is in material default under any Lease (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default by Sellers or, to Sellers' Knowledge, any other party thereto) other than in the case of Sellers defaults that would not reasonably be expected to result in a termination of the Lease prior to the commencement of the Bankruptcy Case and that would be cured by Sellers by payment of the Cure Amount. Except as set forth on Schedule 3.10(b)-3, no material controversy, claim, dispute or disagreement exists between the parties to any of the Leases. Sellers have previously made available to Purchaser a copy of each Lease or other written evidence of the obligations, listed on
     Schedule 3.10(b)-1. Since the Interim Balance Sheet Date, no option has been exercised by Sellers or, to Sellers' Knowledge, any other party under any of the Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been or, with respect to any such option exercised after the date hereof, will prior to the Closing be, made available to Purchaser with the corresponding Lease.

          (c) Except as set forth on Schedule 3.10(c), Sellers have not received any written notice of: (i) any violation of any material applicable building, zoning, land use or other similar Legal Requirement (including, without limitation, the Americans With Disabilities Act) in respect of Owned Real Property or Leased Property, which has not been heretofore remedied, which violations, individually or in combination with any others, would materially and adversely affect the ability of Sellers to use the affected parcel of material Owned Real Property or material Leased Property in the manner and scope in which it is now being used or operated by Sellers; (ii) any operations on or uses of any material Owned Real Property and material Leased Property which constitute material non-conforming uses under any applicable building, zoning, land use or other Legal Requirement; and (iii) other than published notice not actually received, any pending or contemplated rezoning proceeding materially affecting any material Owned Real Property or any material Leased Property.

          (d) Sellers have no Knowledge of and have not received any written notice that there is existing, pending or threatened: (i) condemnation of any part of material Owned Real Property or material Leased Property by any Governmental Agency; (ii) special assessments against any part of material Owned Real Property or material Leased Property; or (iii) litigation against any Seller for breach of any restrictive covenant affecting any part of material Owned Real Property or material Leased Property.

          (e) The covenants, easements, rights-of-way and other Liens affecting any material Owned Real Property or any material Leased Property do not with respect to each such Owned Real Property or Leased Property materially impair the ability to use any such Owned Real Property or Leased Property in the operation of the Business as presently conducted. The Purchased Assets include all utilities and services and rights of access to public roads, streets or the like or valid easements over private streets, roads or other private property for such ingress to and egress from material Owned Real Property (and to Sellers' Knowledge, material Leased Property), except as would not materially impair the ability to use any such Owned Real Property or Leased Property in the operation of the Business as presently conducted.

          (f) No Seller is a "foreign person" within the meaning of Section 1445 of the Code or is subject to withholding under the Foreign Investment and Real Property Tax Act of 1980.

          (g) Except as set forth on Schedule 3.10(g)-1, to the extent required by Legal Requirement, Sellers have paid in full all material ad valorem property Taxes and other assessments levied on the Owned Real Property and the Leased Property (if required under the Lease) that Sellers are obligated to pay and that have heretofore become due and payable, except in the case of the representation being made as of the date hereof as is being contested in good faith by appropriate proceedings and for which a reserve in accordance with GAAP Consistency has been set forth on the Business's books. Except as set forth on Schedule 3.10(g)-2, Sellers have no Knowledge of any tax abatements or exemptions specifically affecting the Owned Real Property or any proposed increase in the assessed valuation of the Owned Real Property or of any proposed public improvement assessments.

     Section 3.11. Personal Property.

          (a) Schedule 3.11(a)-1 contains a list of Personal Property of the Business owned by any Seller with an original cost of $25,000 or more as of the Interim Balance Sheet Date (the "Material Personal Property"). As of the Interim Balance Sheet Date, Sellers owned outright and had valid title to all Material Personal Property and all other Personal Property reflected as owned on the Interim Balance Sheet subject to no Lien except Permitted Liens and except as set forth on Schedule 3.11(a)-2.

          (b) Schedule 3.11(b) sets forth the name, parties and date of all leases with respect to Personal Property to which any Seller is a party as of the date hereof under which the annual rent and other charges are, in the aggregate, $100,000 or more. Except as set forth on Schedule 3.11(b), Sellers hold a valid leasehold interest in all of the Personal Property shown or required to be shown on Schedule 3.11(b) as leased by any Seller, in each case under valid and enforceable leases.

          (c) Since December 31, 2001, except as set forth on Schedule 3.11(c), the Personal Property has been maintained in accordance with Sellers' historical practices. The Personal Property, taken as a whole, is reasonably suitable for the conduct of the North American Business as currently conducted.

     Section 3.12. Compliance with Legal Requirements; Permits.

          (a) Except as set forth on Schedule 3.12(a)-1, Sellers are in compliance in all material respects with all Legal Requirements applicable to the Business or any of the Purchased Assets. Since December 31, 2001, except as set forth on Schedule 3.12(a)-2, Sellers have not received any written (or, to their Knowledge, oral) notice or other communication from any Governmental Agency regarding any actual, alleged, possible, or potential violation of, or failure to comply, in any material respect, with, any Legal Requirement.

          (b) Schedule 3.12(b)-1 sets forth a list of each Permit held by Sellers as of the date of this Agreement, including the expiration date of such Permits. The Permits listed on Schedule 3.12(b)-1 constitute all of the Permits that are necessary for the conduct of the North American Business or the ownership or use of the Purchased Assets in connection therewith as currently conducted, owned and used by Sellers. All such Permits, except as noted on Schedule 3.12(b)-2 are in full force and effect and no proceeding is pending or, to the Knowledge of any Seller, threatened, to revoke or limit any such Permit. Except as set forth on
     Schedule 3.12(b)-3:

               (i) Sellers are, and at all times since December 31, 2001 have been, in compliance in all material respects with all of the terms and requirements of each Permit held by Sellers necessary for the conduct of the North American Business or the ownership or use of the Purchased Assets in connection therewith, as currently conducted, owned and used by Sellers;

               (ii) Since December 31, 2001, Sellers have not received any written (or, to their Knowledge, oral) notice or other communication from any Governmental Agency regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with, in any material respect, any term or requirement of any Permit held by Sellers and necessary for the conduct of the North American Business or the ownership or use of the Purchased Assets in connection therewith, as currently conducted, owned and used by Sellers, or
          (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit held by Sellers and necessary for the conduct of the North American Business or the ownership or use of the Purchased Assets in connection therewith, as currently conducted, owned and used by Sellers; and

               (iii) Since the Interim Balance Sheet Date, all applications required to have been filed for the renewal of the Permits held by Sellers and necessary for the conduct of the North American Business or the ownership or use of the Purchased Assets in connection therewith, as currently conducted, owned and used by Sellers have been duly filed on a timely basis with the appropriate Governmental Agencies, and all other filings required to have been made by Sellers with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Agencies.

     Section 3.13. Affiliate Agreements. Except (a) as set forth on Schedule 3.13, (b) for any Contracts and Leases solely among the Sellers, and (c) for Contracts between any Seller on the one hand and any subsidiary of any Seller on the other hand that is not a Contract for provision of goods, facilities or services (other than administrative services), there are no written Contracts or Leases or to the Knowledge of Sellers material oral Contracts or Leases, between any Seller, on the one hand, and any Affiliate or Related Person of any Affiliate of any Seller, on the other hand, in connection with the Business.

     Section 3.14. Contracts.

          (a) Schedule 3.14(a) hereto lists all written Contracts (including Excluded Agreements, but excluding Customer Contracts and agreements to purchase services under tariff) and to the Knowledge of Sellers describes all oral Contracts (including Excluded Agreements, but excluding Customer Contracts and agreements to purchase services under tariff) in effect as of the date of this Agreement which relate to the conduct or operation of the Business and which provide for annual payments or the exchange of value of $100,000 or more.

          (b) Except as set forth on Schedule 3.14(b) and for agreements to purchase services under tariff, as of the date hereof the Contracts do not include any Contracts described in the following clauses; Sellers have used their good faith efforts to classify the Contracts on Schedule 3.14(b) so as to correspond with the clauses of this Section 3.14(b); however, a Contract listed under one clause of Schedule 3.14(b) will be deemed to be listed under all other applicable clauses of Schedule 3.14(b):

               (i) mortgage, indenture, note or other instrument for or relating to Indebtedness other than capitalized leases;

               (ii) guaranty of any obligation for borrowings or performance, or guaranty or warranty of products or services, excluding endorsements or guaranties of instruments made in the Ordinary Course of Business and statutory warranties;

               (iii) Contract under which there remains any Liability of any Seller pursuant to the terms thereof for the sale or lease of any of Sellers' assets other than in the Ordinary Course of Business;

               (iv) Contract under which there remains any Liability of any Seller pursuant to the terms thereof for the purchase of any real estate;

               (v) Contract for the future purchase by Sellers of services or Personal Property with an outstanding balance or remaining commitment in excess of $200,000;

               (vi) Contract under which there remains any Liability of any Seller pursuant to the terms thereof pursuant to which a Seller is obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets, or stock of other companies;

               (vii) distribution, dealership, representative, broker, sales agency, advertising or consulting Contract excepting any such contract that is terminable at will, or by giving notice of thirty (30) days or less, without Liability;

               (viii) agreement imposing non-competition, exclusive dealing, "most-favored-nation" or employee non-solicitation obligations on any Seller;

               (ix) agreement providing for payments to any Person based on sales, purchases, or profits, other than (x) direct payments for goods or services and (y) payments to salesmen in the Ordinary Course of Business;

               (x) Contract relating to cleanup, abatement or other actions in connection with environmental liabilities; or

               (xi) other material Contract not required to be listed above which was entered into outside of the Ordinary Course of Business other than any Contract relating to retention of professionals in connection with the Bankruptcy Cases.

          (c) Each Contract is valid, binding and enforceable against Sellers and, to Sellers' Knowledge, except as set forth on Schedule 3.14(c), the other parties thereto in accordance with its terms, and in full force and effect, subject in the case of enforceability against the other parties thereto to applicable bankruptcy, reorganization, insolvency, moratorium or similar Legal Requirements which affect creditors' rights generally and by legal and equitable limitations on the enforceability of equitable remedies. Except as set forth on Schedule 3.14(c), Sellers have performed all material obligations required to be performed by them under each Contract with Major Customers and Major Suppliers, other than monetary defaults that would not reasonably be expected to result in a termination of the Contract prior to the commencement of the Bankruptcy Case and that would be cured by Sellers by payment of the Cure Amount. Except as set forth on Schedule 3.14(c), neither Sellers nor, to Sellers' Knowledge, any other party thereto is in material default under any Contract (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default by Sellers, or to Sellers' Knowledge, any other party thereto), other than in the case of Sellers defaults that would not reasonably be expected to result in a termination of the Contract prior to the commencement of the Bankruptcy Case and that would be cured by Sellers by payment of the Cure Amount. Sellers have delivered to Purchaser a copy of each Contract or other written evidence of the obligations, and all amendments thereto, listed on Schedules 3.14(a) or (b).

          (d) Schedule 3.14(d) sets forth a list of all of the Non-Seller Subsidiaries' Customer Contracts as of the date of this Agreement.

          (e) All circuits purchased from Verizon and its Affiliates, under the Memorandum of Understanding, dated as of January 3, 2002, between Verizon Services Corp. (on behalf of various Verizon entities), Teleselector Resources Group (on behalf of various Verizon entities), GTE Consolidated Services Group (on behalf of various GTE/Verizon entities) and Genuity Solutions, Inc. have been purchased under tariff.

     Section 3.15. Intellectual Property.

          (a) Except as set forth on Schedule 3.15(a), Sellers own or have the valid right to use all material Intellectual Property. To the Knowledge of any Seller, there are no infringements of any Intellectual Property by any third party. To Sellers' Knowledge, the conduct of the Business as currently conducted does not infringe any proprietary right of a third party. Except as set forth in Schedule 3.15(a), there is no claim, suit, action or proceeding pending or, to the Knowledge of any Seller, threatened against any Seller: (i) alleging any such material conflict or infringement with any third party's proprietary rights; or (ii) challenging any Seller's ownership or use, or the validity or enforceability of any material Intellectual Property. Except as set forth in Schedule 3.15(a), the consummation of the transactions contemplated by this Agreement will not materially limit the use or ownership of any, or any right to, Intellectual Property.

          (b) Schedule 3.15(b)-1 sets forth a complete list of registrations/patents or applications therefor pertaining to the Seller Intellectual Property, and to Sellers' Knowledge the Jointly Owned Intellectual Property, as of the date hereof and the owner of record (and in the case of Jointly Owned Intellectual Property the nature of Sellers' interest), date of application or issuance and relevant jurisdiction as to each. Except as described on Schedule 3.15(b)-2, all Seller Intellectual Property listed therein is owned by Sellers, free and clear of all Liens, except for Permitted Liens and Liens that will be extinguished by the Sale Order. To Sellers' Knowledge and except as described on Schedule 3.15(b)-2, Sellers' interest in all Jointly Owned Intellectual Property listed therein is owned by Sellers, free and clear of all Liens, except for Permitted Liens and Liens that will be extinguished by the Sale Order. All Seller Intellectual Property, and to Sellers' Knowledge all Jointly Owned Intellectual Property, listed, or required to be listed, on Schedule 3.15(b)-1 is valid, subsisting, unexpired and enforceable and the registrations thereof are in proper form and all renewal fees and other maintenance fees that have fallen due have been paid. Except as set forth on Schedule 3.15(b)-2, as of the date hereof, no listed application or registration/patent for Seller Intellectual Property, or to Sellers' Knowledge for Jointly Owned Intellectual Property, is the subject of any legal or governmental proceeding before any Governmental Agency in any jurisdiction, including any office action or other form of preliminary or final refusal of registration.

          (c) Schedule 3.15(c) sets forth a complete list as of the date hereof of (i) all written (and to the Knowledge of Sellers, oral) licenses, sublicenses, cross-licenses and other agreements in which Sellers, or to the Knowledge of Sellers any sublicensee of any Seller, has granted to any person the right to use the Intellectual Property; and (ii) other written (and to the Knowledge of Sellers, oral) forbearances to sue, and settlement agreements to which any Seller is a party relating to the Intellectual Property or the intellectual property of any third party relating to the Business. Except as set forth on Schedule 3.15(c), no Seller is under any obligation to pay royalties or other payments in connection with any license, sublicense or other agreement relating to the Intellectual Property, in each case other than (x) such licenses, sublicenses and other agreements providing for royalties or other payments of less than $10,000 per annum, and (y) such licenses, sublicenses and other agreements relating to (A) "off-the-shelf" software, (B) software contained within equipment owned or leased by Sellers pursuant to a Contract listed on
     Schedule 3.14(a) or any supplement provided pursuant to Section 5.1(c)(viii), or (C) software relating principally to Sellers' administrative functions (as opposed to Business operations).

          (d) To the Knowledge of any Seller, no former or present employee, officer or director of any Seller holds any right, title or interest, directly or indirectly, in whole or in part, in or to any material Intellectual Property.

          (e) Except as set forth on Section 3.15(e), none of the material designs, plans, trade secrets, inventions, processes, procedures, research records, manufacturing know-how and manufacturing formulae, wherever located, the value to the Business of which is contingent upon maintenance of the confidentiality thereof, has been disclosed by any Seller to any Person other than employees, representatives and agents of Sellers except as required pursuant to the filing of a patent application by any Seller or pursuant to customary confidentiality agreements.

     Section 3.16. Software.

          (a) All Software as of the date hereof, excluding "off-the-shelf" software, application program interfaces, work group developed tools, shareware and individually developed desktop tools (including Excel spreadsheets), is set forth and described on Schedule 3.16(a)-1 hereto. Except as set forth on Schedule 3.16(a)-2, to the extent any material Software has been designed or developed by any Seller or by any employee of Seller, or by consultants on any Seller's behalf, such Software is original and is protected by the copyright laws of the United States, and such Seller has complete rights to and sole ownership of such Software. To the Knowledge of any Seller, no part of any such Software or the use thereof violates or infringes upon the rights of any other person or entity, including, without limitation, copyrights, patents, trade secrets and rights of privacy.

          (b) Except as set forth on Schedule 3.16(b), the Software is free from any significant software defect or programming or documentation error that
     (i) would be material, or (ii) is not mitigated by alternate working methods or software patches.

          (c) No Seller has knowingly altered the data, or any Software or supporting software which may in turn damage the integrity of the data, stored in electronic, optical or magnetic form. Except as set forth on
     Schedule 3.16(c) hereto, Sellers have no Knowledge of the existence of any material bugs or viruses with respect to the Software.

     Section 3.17. Labor Relations. No Seller is a party to any collective bargaining agreement covering Business Employees. Except as disclosed on
Schedule 3.17, there are no unfair labor practice proceedings pending or, to Sellers' Knowledge, threatened in writing between any Seller and any of its current or former Business Employees or any labor or other collective bargaining unit representing any current or former Business Employee of such Seller that would reasonably be expected to result in a labor strike, general slow-down or general work stoppage.

     Section 3.18. ERISA. There are no Multiemployer Plans or Union Welfare Benefit Plans to which Sellers or any other member of the Control Group is, or has been, required to make a contribution or other payment.

     Section 3.19. Insurance. Schedule 3.19 sets forth a list of all insurance policies and all material fidelity bonds or other insurance service contracts (the "Insurance Policies") providing coverage for the properties or operations of the North American Business as of the date of this Agreement, the type and amount of coverage, and the expiration dates of the Insurance Policies, whether or not the Insurance Policies will be included in the Purchased Assets. As of the date of this Agreement, (i) there is no material claim by any Seller pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, (ii) all premiums payable under all such policies have been paid on or prior to their due date,
(iii) Sellers have otherwise complied in all material respects with the terms and conditions of all the Insurance Policies and (iv) such policies are valid and enforceable in accordance with their terms, are in full force and effect and insure against risk and liabilities customary in the industry. Except as set forth on Schedule 3.19, as of the date of this

Agreement, no Seller has received notice from any insurance carrier: (i) threatening a suspension, revocation, modification or cancellation of any material insurance policy or a material increase in any premium in connection therewith, or (ii) informing such Seller that any material coverage listed on
Schedule 3.19 will or may not be available in the future on substantially the same terms as now in effect.

     Section 3.20. Litigation. Including with respect to Excluded Matters:

          (a) Except as set forth on Schedule 3.20, as of the date hereof, there are no actions, suits, proceedings, labor disputes or investigations (collectively, "Proceedings") pending or to Sellers' Knowledge threatened in writing by or against any Seller, any of its Affiliates (other than officers, directors and Non-Seller Subsidiaries), or, to Sellers' Knowledge, any of their respective officers, directors, or employees in their capacity as such involving, affecting or relating to the Business, any Purchased Asset, Assumed Liability, Contract or Lease or the transactions contemplated by this Agreement. Schedule 3.20 sets forth a list and a summary description of all such Proceedings.

          (b) Except (x) as set forth on Schedule 3.20, (y) for the Bankruptcy Case and customary motions filed in connection with the administration thereof and (z) for any Proceeding or threat thereof by or on behalf of any holder of equity securities of Genuity in their capacity as such, as of the Closing Date, there will be no Proceedings pending or to Sellers' Knowledge threatened against any Seller, any of its Affiliates (other than officers, directors and Non-Seller Subsidiaries), or, to Sellers' Knowledge, any of their respective officers, directors, or employees in their capacity as such,  that would  reasonably be expected to materially  adversely  affect:
     (i) the assets, liabilities, results of operations, properties or operational or financial condition of the Business following the Closing, or (ii) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

          (c) Neither Sellers, the Business nor any of the Purchased Assets are subject to any Order (other than the Sale Order) that materially adversely affects or would reasonably be expected to materially adversely affect: (i) the assets, liabilities, results of operations, properties or operational or financial condition of the Business, or (ii) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     Section 3.21. Environmental Matters. Except as described on Schedule 3.21:

          (a) Sellers are in compliance in all material respects with all Environmental Laws in connection with the ownership, use, maintenance and operation of the Owned Real Property and Leased Property and otherwise in connection with the conduct of the Business;

          (b) Sellers have no Liability, whether contingent or otherwise, under any Environmental Law with respect to the Business or the Purchased Assets;

          (c) since December 31, 2001, no request for information, notice, Governmental Agency inquiry, demand letter, notice of violation or alleged violation of, non-compliance or alleged non-compliance with or any Liability under, any Environmental Law to which any Purchased Asset or the Business is subject including its operations, has been received by or threatened against any Seller;

          (d) there are no Orders outstanding, or any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to Sellers' Knowledge, threatened, against any Seller with respect to any Purchased Asset, Assumed Liability or the Business relating to compliance with or Liability under any Environmental Law;

          (e) Sellers have obtained or applied for all Permits, required under any Environmental Law necessary for the conduct of the Business or the ownership or present use of the Owned Real Property or Leased Property, improvements or equipment located thereon;

          (f) Sellers have not caused or contributed to any Release, nor is there a threat of a Release, of any Hazardous Material on or from the Owned Real Property, Leased Property or any other real property used in connection with the Business in violation of any Environmental Law or that would reasonably be expected to result in Liability to Sellers under any Environmental Law, nor have Sellers used, generated, stored or otherwise allowed to be present on the Owned Real Property or Leased Real Property, any Hazardous Material in violation of any Environmental Law or that would reasonably be expected to result in Liability to Sellers under any Environmental Law;

          (g) no Seller is required to give notice of or record or deliver to any Governmental Agency an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any mortgage or the effectiveness of any of the transactions contemplated hereby;

          (h) none of the Owned Real Property or Leased Property (and any buildings, structures, fixtures or materials on such real property):
     (i) contains or includes any asbestos, polychlorinated biphenyls, or any underground storage tanks, piping, or sumps (or other underground structures which contain Hazardous Material), (ii) is included or proposed for inclusion on the National Priorities List or any similar list maintained under any Environmental Law, (iii) constitutes a habitat for any species designated as threatened or endangered pursuant to the Endangered Species Act, or (iv) contains any wetlands;

          (i) Sellers have not disposed of, transported, or arranged for the disposal or transportation of any Hazardous Material to any offsite location that is or has been the subject of any inquiry or investigation by any Governmental Agency relating to alleged non-compliance with or liability under Environmental Law; and

          (j) Sellers have provided Purchaser with (x) all material internal reports prepared by or on behalf of Sellers concerning the environmental history of the Owned Real Property and Leased Property during the two years preceding the date hereof, and

     (y) any and all Phase I or Phase II Environmental Assessments relating to the Owned Real Property and Leased Property in the Sellers' possession or control.

     Section 3.22. Tax Matters.

          (a) Tax Liens. As of the date of this Agreement, there is no Lien (other than Permitted Liens or a Lien that will be extinguished by the Sale Order) affecting any of the Purchased Assets that arose in connection with any failure or alleged failure to pay any Tax.

          (b) Tax Exempt Property. None of the Purchased Assets secures any Indebtedness, the interest on which is tax-exempt under Section 103(a) of the Code. None of the Purchased Assets are "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     Section 3.23. Interim Operations. From the Interim Balance Sheet Date (or in the case of Inventory or other Personal Property, from September 1, 2002) through the date hereof, except (a) as set forth on Schedule 3.23, (b) as have been cured prior to the date hereof, (c) for the failure by Sellers to pay amounts due under Contracts and Leases that would be cured by the payment of the Cure Amount, and (d) with respect to Section 5.1(b) and (d), agreements to purchase services under tariff, Sellers have not taken any action that would have constituted a violation of Section 5.1 of this Agreement (other than Sections 5.1(b)(ii), (b)(iii), (c) and (d)(i), (d)(ii), (d)(iii) and (d)(iv)C) if such Section 5.1 had been in effect from the Interim Balance Sheet Date.

     Section 3.24. [Intentionally omitted.]

     Section 3.25. Customers and Suppliers. Schedule 3.25 lists the twenty-five largest customers and the twenty-five largest suppliers (measured by dollar volume for the twelve (12) calendar months ended September 30, 2002) of the Business ("Major Customers" and "Major Suppliers," respectively) and the revenue derived from or payments made to each Major Customer and Major Supplier in such 12-month period. As of the date of this Agreement, except as set forth on
Schedule  3.25,  (i) no Seller is engaged in a material  dispute  with any Major
Customer or Major Supplier, (ii) there has been no material reduction in business volume with any Major Customer or Major Supplier with respect to the Business since June 30, 2002 through the date hereof, and (iii) since June 30, 2002 through the date hereof, no Major Customer or Major Supplier has proposed to Sellers in writing any material modification or change in the business relationship with any Seller.

     Section 3.26. [Intentionally omitted.]

     Section 3.27. [Intentionally omitted.]

     Section 3.28. Certain Payments. Since December 31, 2001, neither Sellers nor any of their directors, officers, or employees, or to Sellers' Knowledge any other Person acting for or on behalf of any Seller, has made (a) any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Legal Requirement or (b) established or maintained any fund or asset for any purpose described in clause (a) above that has not been recorded in the books and records of the Business.

     Section 3.29. Network Operations.

          (a) Schedule 3.29(a) sets forth the service level credits granted by Sellers for the calendar months of June, July, August, September and October 2002 to each Major Customer and to the other customers of Sellers in accordance with the service level agreements and similar provisions contained in Contracts with such customers.

          (b) The Network (inside the United States of America):

               (i) has complied as of the date of this Agreement (and will comply as of the Closing Date) on a point-of-presence to point-of-presence basis with the performance levels set forth on
          Schedule 3.29(b)-1, determined based on an average of the Network reporting metrics for the six full calendar months ended prior to the date of this Agreement (or the Closing Date as the case may be); and

               (ii)  has  complied  with the  performance  levels  set  forth on
          Schedule 3.29(b)-2 determined based on an average of the Network reporting metrics for the six full calendar months ended prior to the date of this Agreement (or the Closing Date, as the case may be).

          (c) Since December 31, 2001, the Network equipment owned or leased by Sellers, to the extent directly or indirectly maintained by any Seller, has been maintained by Sellers in a manner consistent with Sellers' historical practices and is without material defect, other than normal wear and tear.

          (d) The capacities of the Network are not less than those set forth on
     Schedule 3.29(d); provided, however, such DSL capacities and AS-1 capacities may be reduced prior to the Closing Date as a result of Network optimization activities set forth in Schedule 5.1.

     Section 3.30. Schedule Updates. The Schedule Updates as of the Closing Date will set forth all of the information required to be set forth therein were the corresponding representations and warranties made as of the Closing Date, notwithstanding the fact that such representations and warranties expressly speak as of the date of this Agreement or as of a different date.

                                  ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Each of Purchaser and Parent jointly and severally represents and warrants to Sellers as follows:

     Section 4.1. Authority of Purchaser. Each of Parent and Purchaser is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of Parent and Purchaser has the corporate power or limited liability company power, as the case may be, and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party. The execution and delivery by each of Parent and Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by each of Parent and Purchaser of its obligations under this Agreement and the Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action or limited liability company action, as the case may be, on the part of Parent and Purchaser, and this Agreement constitutes, and each of the Ancillary Agreements to which it is a party upon its execution will constitute (in each instance, assuming such agreements constitute valid and binding obligations of the other parties thereto), the legal, valid and binding obligation of Parent and Purchaser enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar Legal Requirements from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of equitable remedies. Each of Parent and Purchaser has the corporate power or limited liability company power, as the case may be, and authority to own its properties and to carry on its business presently being conducted by it.

     Section 4.2. No Conflict or Violation. Except as set forth on Schedule 4.2, neither the execution and delivery of this Agreement and the Ancillary Agreements by Parent and Purchaser, the consummation of the transactions contemplated hereby or thereby by Parent and Purchaser, nor the fulfillment of the terms and compliance with the provisions hereof or thereof by Parent and Purchaser will (with or without notice or lapse of time):

          (a) contravene, conflict with, or result in a violation of (i) any provision of the certificate of incorporation, by-laws, articles of organization or limited liability company agreement of Parent or Purchaser,
     (ii) any resolution adopted by the board of directors or the stockholders of Parent or Purchaser or (iii) any agreement the contravention of, conflict with or violation of which would materially impair Parent's and Purchaser's ability to consummate the transactions contemplated hereby;

          (b) contravene, conflict with, or result in a violation in any material respect of, or give any Governmental Agency the right to challenge any of the transactions contemplated hereby or thereby or to exercise any remedy or obtain any relief under any Legal Requirement to which Purchaser or Parent is subject; or

          (c) require the consent, approval, or authorization of, or registration or filing with, any Governmental Agency with respect to Purchaser or Parent except for (i) the filing of a notification and report form under the HSR Act, and the rules and regulations promulgated thereunder, and the expiration or earlier termination of the applicable waiting period thereunder, and (ii) and approval of the Sale Order and the Bidding Procedures Order by the Bankruptcy Court.

     Section 4.3. Litigation. There are no actions, causes of action, claims, suits, proceedings, orders, writs, injunctions or decrees pending or, to the knowledge of Purchaser, threatened against Purchaser or Parent at law, in equity, or admiralty, or before or by any

Governmental Agency, which seeks to restrain or enjoin the consummation of (or would materially impair Purchaser's or Parent's ability to consummate) the transactions contemplated hereby.

     Section 4.4. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser and Parent without the intervention of any other person acting on its behalf in such manner as to give rise to any valid claim by any such person against Sellers or their Affiliates for a finder's fee, brokerage commission or other similar payment based on an arrangement with Purchaser or Parent.

     Section 4.5. Certificate and By-Laws. True and correct copies of the certificate or articles of incorporation and by-laws of Parent and Purchaser have previously been made available to the Sellers.

     Section 4.6. Financing. Purchaser has, and on the Closing Date will have, access to sufficient funds to deliver the Purchase Price to Sellers and to consummate the transactions contemplated hereby.

     Section 4.7. Solvency. Neither Parent nor Purchaser intends to file a voluntary petition for relief pursuant to the Bankruptcy Code.

     Section 4.8. Implementation Agreement. Parent has previously delivered to Genuity a true, correct and complete copy of the agreement listed on Schedule
4.8 (the conditions to effectiveness contained in Section 3 of such agreement as so delivered to Genuity and in effect on the date hereof are referred to as the "Implementation Agreement Conditions").

                                   ARTICLE V.

                          CERTAIN COVENANTS OF SELLERS

     Sellers covenant with Purchaser that from and after the date hereof through the Closing Date:

     Section 5.1.  Conduct of Business.  With respect to the Business (except as
(w) expressly provided for in this Agreement, (x) set forth on Schedule 5.1, (y) set forth in a Section 5.1 Consent, or (z) relates to Excluded Matters):

          (a) Operate in the Ordinary Course. Sellers shall operate the Business only in the Ordinary Course of Business (other than the commencement and pendency of the Bankruptcy Cases and motions in the Bankruptcy Cases not inconsistent with the other provisions of this Section 5.1).

          (b) Actions with Respect to Certain Agreements. With respect to Contracts and Leases with (I) Major Customers and Major Suppliers (excluding agreements for services under tariffs with Major Suppliers for an amount not in excess of $50,000 during their stated term) and (II) other Contracts and Leases which, in the case of this clause (II), require the annual payment or exchange of value of $100,000 or more (collectively, the "Section 5.1 Agreements"):

               (i) Sellers shall not materially amend or modify, or waive any material term of, any Section 5.1 Agreement, except for settlements of disputes with the counterparty of such Section 5.1 Agreement in the Ordinary Course of Business that are not reasonably expected to alter to the detriment of Purchaser the post-Assumption Date obligations of the parties under the Section 5.1 Agreement were it to become an Assumed Contract or an Assumed Lease as of the Closing Date.

               (ii) With respect to each Section 5.1 Agreement (other than Contracts with customers) that (x) expires upon the conclusion of its stated term prior to the Closing Date, (y) contains a renewal option that will expire prior to the Closing Date if not exercised, or
          (z) contains a right of Sellers which if timely exercised will prevent automatic renewal and which right will expire prior to the Closing
          Date:

                    A. Sellers shall give Purchaser  reasonable  advance written notice of such expiration, but in any event, shall give such notice not less than ten (10) Business Days prior to such expiration date (or, if applicable, any earlier required notice date with respect to such expiration date) (the "Renewal Expiration Date") which notice shall specify:

                         (1) the Section 5.1 Agreement;

                         (2) the Renewal Expiration Date; and

                         (3)  whether  Sellers  intend to  extend or renew  such
                    Section 5.1 Agreement or allow or cause such Section 5.1 Agreement to terminate or lapse.

                    B. With  respect to each  Section  5.1  Agreement  for which
               Sellers have indicated in the notice delivered pursuant to paragraph A above that their intention is to extend or renew such
               Section 5.1 Agreement, unless Purchaser shall, not less than five (5) Business Days prior to the Renewal Expiration Date have provided Sellers with a written request to allow, or cause, such
               Section 5.1 Agreement to expire (a "Lapse Request"), then Sellers shall:

                         (1) In the case of Section 5.1 Agreements  described in
                    Section 5.1(b)(ii)(x), use commercially reasonable efforts to renew such Section 5.1 Agreement.

                         (2) In the case of Section 5.1 Agreements  described in
                    Section 5.1(b)(ii)(y), exercise such renewal option.

                         (3) In the case of Section 5.1 Agreements  described in
                    Section 5.1(b)(ii)(z), allow such Section 5.1 Agreement to automatically renew.

                    C. In the event  Purchaser  delivers a Lapse  Request,  such
               Lapse Request shall not restrict the ability of Sellers to extend or renew the relevant Section 5.1 Agreement; provided that, if notwithstanding the receipt of a Lapse Request Sellers extend or renew the relevant Section 5.1 Agreement, then no claims for rejection damages pursuant to Section 365 of the Bankruptcy Code with respect to the extended or renewal term of such Section 5.1 Agreement shall be deemed to be "Rejection Claims."

                    D. With  respect to each  Section  5.1  Agreement  for which
               Sellers have indicated in the notice delivered pursuant to paragraph A above that their intention is to allow or cause such
               Section 5.1 Agreement to terminate or lapse, Purchaser may provide Sellers with a written direction not less than five (5) Business Days prior to the Renewal Expiration Date to extend such
               Section 5.1 Agreement (a "Renewal Request"). Upon timely receipt of a Renewal Request, Sellers shall (1) in the case of Section
               5.1 Agreements described in Section 5.1(b)(ii)(x), use commercially reasonable efforts to renew such Section 5.1 Agreement, (2) in the case of Section 5.1 Agreements described in
               Section 5.1(b)(ii)(y), exercise such renewal option, and (3) in the case of Section 5.1 Agreements described in Section 5.1(b)(ii)(z), take no action to prevent such automatic renewal. To the extent a Renewal Request is not timely received, Sellers shall allow or cause such Section 5.1 Agreement to terminate or lapse.

               (iii)  Sellers shall not allow or suffer to terminate any Section
          5.1 Agreement (other than those that expire in accordance with their terms as permitted by Section 5.1(b)(ii)).

          (c) Additional Affirmative Covenants: Sellers shall

               (i) operate the Network in compliance with the performance levels set forth on Schedule 3.29(b).

               (ii) continue to maintain, in all material respects, their properties in accordance with present practices in a condition, taken as a whole, reasonably suitable for their current use;

               (iii) make any and all filings required under applicable Legal Requirements and file all applications required for the renewal of the Permits held by Sellers and necessary for the conduct of the North American Business or the ownership or use of the Purchased Assets in connection therewith, as currently conducted, owned and used by Sellers in a timely fashion;

               (iv) use commercially reasonable efforts in the Ordinary Course of Business to (x) keep available generally the services of the present officers and key Business Employees, and (y) except as permitted by 5.1(b)(ii), preserve generally the present relationships with customers and significant vendors having material business dealings with the Business;

               (v) perform in all material respects their obligations under:

                    A. all Contracts  and Leases with Major  Customers and Major
               Suppliers, except for defaults in the payment of amounts due that would be cured by the payment of a Cure Amount; and

                    B. each  other  Contracts  and Leases  except  for  defaults either (x) in the payment of amounts due that would be cured by the payment of a Cure Amount, or (y) that would not prevent the assumption by Sellers of the Contract or Lease and the assignment of such Contract or Lease to Purchaser pursuant to the Sale Order.

               (vi) use commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

               (vii) renew and keep in full force and effect all Intellectual Property and Software necessary for the operation of the Network;

               (viii) on or before the later of five (5) Business Days after the date hereof and December 6, 2002, deliver to Purchaser a supplement to
          Schedule 3.14(a) as if the dollar figure set forth in Schedule 3.14(a) were $25,000 instead of $100,000, such supplement shall be deemed to be a Schedule Update for purposes of this Agreement; and

               (ix) on or before the later of five (5) Business Days after the date hereof and December 6, 2002, deliver to Purchaser a schedule identifying (A) all of Sellers' outstanding purchase orders with vendors as of the date of this Agreement with a gross value in excess of $100,000, (B) the amount of the uninvoiced balance with respect to each such purchase order; (C) which of such purchase orders have remaining commitments in excess of $50,000, and (D) which of such purchase orders are "blanket" purchase orders with remaining amounts in excess of $50,000.

          (d) Additional Negative Covenants: Sellers shall not:

               (i) following the commencement of the Bankruptcy Case, take any action with respect to any customer, supplier, or vendor that would require an Order of the Bankruptcy Court under the Bankruptcy Code other than any amendment, modification, waiver, extension, renewal, termination or lapse of a Section 5.1 Agreement expressly permitted by
          Section 5.1(b) or prepayment of expenses not prohibited by Section 5.1(d)(ii);

               (ii) prepay any expenses, except (A) pursuant to obligations existing on the date of this Agreement pursuant to the terms of Contracts or Leases set forth on the Schedules to this Agreement, (B) prepayments of up to 30 days of expenses as is necessary for Sellers to remain in compliance with the other covenants contained in this Section 5.1, or (C) prepayments for equipment required for the provisioning of customer orders.

               (iii) enter into a new service order under an existing Contract with a vendor or supplier for an amount relating to the period after the Closing Date in excess of $50,000 during the stated term;

               (iv) not enter into a new Contract (including, for purposes of this Section 5.1(d)(iv), any renewal of Customers Contracts) or Lease of the type described in A, B, or C below:

                    A. a  Contract  or Lease  with any Major  Customer  or Major
               Supplier (excluding agreements for services under tariffs for an amount relating to the period after the Closing Date not in excess of $50,000);

                    B. a Contract or Lease on terms which, taken as a whole, are both materially (x) inconsistent with Sellers' existing practices as of October 31, 2002 for customers and suppliers who are similarly situated, and (y) less favorable to Sellers than the prevailing market terms for similar arms length contracts entered into as of that date; or

                    C. a  Contract  or Lease  which  meets all of the  following criteria: (x) has a first year order value in excess of $100,000, in the case of Customer Contracts, and $50,000, in the case of other Contracts or Leases, (y) is entered into following the commencement of the Bankruptcy Case and not fully performed prior to the Closing Date, and (z) by its terms is not capable of being assigned to Purchaser by Sellers without the consent of the counterparty thereto;

               (v) make any sale, assignment, transfer, abandonment, or other conveyance of any of their assets or any part thereof, except
          (i) transactions pursuant to existing Contracts set forth on Schedule 3.14(a) and (ii) providing goods and services in the Ordinary Course of Business;

               (vi) settle, release or forgive any material claim or litigation or waive any material right, except for settlements of disputes with the counterparty of Contracts or Leases in the Ordinary Course of Business that are not reasonably expected to alter to the detriment of Purchaser the post-Assumption Date obligations of the parties under the Contract or Lease were it to become an Assumed Contract or an Assumed Lease as of the Closing Date;

               (vii) enter into any material transaction (other than pursuant to Contracts in effect on the date hereof and set forth on Schedule 3.13) of any nature with, any director, executive officer or Business Employee;

               (viii)   acquire,   lease  or  agree  to  acquire  or  lease  any
          "indefeasible right of use" for any telecommunications facility or service; and

               (ix)  incur,  or suffer to exist,  any Lien on the  assets of the
          Business   other  than   Permitted   Liens  and  Liens  that  will  be
          extinguished by the Sale Order.

          (e) Purchaser shall be deemed to have approved any request for waiver of this Section 5.1 as it relates to a specific set of facts and circumstances five (5) Business Days after either (a) a specific e-mail request is sent to it at raouf.abdel@level3.com, with a copy, which shall not constitute notice, to mlefkort@willkie.com, or (b) a specific notice is given pursuant to Section 13.1, unless prior to such fifth (5th) Business Day, Purchaser shall have sent a objection to such request by e-mail to savruch@genuity.com, with a copy to ira.parker@genuity.com.

          (f) No action taken by any Seller in accordance with the express terms of any Lapse Request or a Section 5.1 Consent (other than a Renewal Request or a denial of a request for a waiver or consent) shall constitute a breach of any representation, warranty or other covenant that would arise out of undertaking the action specifically requested or directed.

          (g) From the date of commencement of the Bankruptcy Case to the earlier of the Closing Date or the termination of this Agreement, Purchaser shall have no right to equitable or monetary remedies with respect to this
     Section 5.1; provided, however, that this sentence shall not restrict Purchaser from asserting closing conditions in accordance with Section 7.2, or terminating this Agreement in accordance with Section 12.1. For the avoidance of doubt, nothing in this Section 5.1 shall restrict the board of directors of any Seller from taking any action which they believe is required by their fiduciary duty; provided, however, that, subject to the preceding sentence, in such event the Sellers shall continue to remain liable to Purchaser for monetary damages for the breach of this Section.

     Section 5.2. Information and Access. Sellers shall, upon reasonable prior notice, permit representatives of Purchaser to have reasonable access during normal business hours, and in a manner so as not to interfere with the normal operations of, and otherwise reasonably acceptable to, Sellers, to all premises, properties, personnel, accountants, books, records, contracts and documents of or pertaining to the Business. If requested by Purchaser, Sellers shall also permit Purchaser (and assist Purchaser as reasonably necessary) to perform, at Purchaser's sole cost and expense, Phase I and Phase II environmental site assessments. Purchaser and each of its representatives will treat and hold as confidential all information obtained by or provided to them in connection with the transactions contemplated by this Agreement in accordance with the terms and provisions of the Confidentiality Agreement, which Confidentiality Agreement remains in full force and effect. No investigation by or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by Sellers hereunder.

     Section 5.3. Confidentiality Agreements. At the Closing, Sellers shall, to the maximum extent assignable pursuant to Section 363 and/or Section 365 of the Bankruptcy Code, assign to Purchaser the benefits of all confidentiality agreements entered into after October 1, 2001, relating to the possible sale of the Business or any material portion of the assets thereof.

     Section 5.4. Notices of Certain Events. Sellers shall promptly after obtaining Knowledge thereof, notify Purchaser of:

          (a) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any written notice from any Governmental Agency in connection with the transactions contemplated by this Agreement;

          (c) any Proceedings commenced or, to Sellers' Knowledge, threatened in writing against Sellers that if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.20(a); and

          (d) the breach by any Seller of any representation, warranty, covenant or agreement contained in this Agreement or the occurrence of any event that in any such case would reasonably be expected to result in the failure of any of the conditions set forth in Section 7.2; provided, however, that any failure by Sellers to perform the covenant contained in this clause (d) shall not be considered noncompliance with a covenant for purposes of
     Section 7.2(b).

     Section 5.5. Schedule Updates.

          (a) Not less than two (2) Business Days prior to the Closing Date, Sellers shall deliver to the Purchaser updates of Schedules 3.10(a)-1 and -2, 3.10(b)-1, -2 and -3, 3.10(c), 3.10(g), 3.11(b), 3.12(a), 3.12(b),
     3.14(a), 3.14(b), 3.14(c), 3.15(b), 3.20, 3.23, 3.29(a), and 3.29(b), which shall set forth the additional information that would be required were Sellers required to make the representations and warranties in the corresponding Sections of this Agreement as of the Closing Date notwithstanding the fact that such representations and warranties expressly speak as of the date of this Agreement or as of a different date as well as an update of the Customer Contract Schedule as of such date (collectively, the "Schedule Updates").

          (b) The Schedule Updates shall not affect the determination as to whether any representation or warranty contained in this Agreement (other than Section 3.30) was breached as of the date of this Agreement or as of the Closing Date.

     Section 5.6. Purchaser Schedule Updates. At any time, and from time to time, prior to the Closing, Purchaser may deliver a written notice to Sellers indicating which if any of the Leases or Contracts listed in the Schedule Updates or the information delivered pursuant to Section 5.1(c)(viii) or (ix) shall be added to Schedule 1.6, whereupon such Schedule shall be deemed amended without any further action required by the parties to this Agreement. Any Contract or Lease listed in the Schedule Updates or the information delivered pursuant to Section 5.1(c)(viii) or (ix) that was not previously listed on the Schedules and that is not the subject of a notice pursuant to the first sentence of this Section shall be deemed to be an Undesignated Agreement.

     Section 5.7. Title Insurance. Should Purchaser at its own cost and expense choose to obtain title insurance with respect to the Owned Real Property, Sellers shall use commercially reasonable efforts to cooperate with Purchaser with respect to obtaining such title insurance.

                                  ARTICLE VI.

                        CERTAIN COVENANTS AND AGREEMENTS

     Section 6.1. Hart-Scott-Rodino and Other Filings.

          (a) As promptly as practicable, and in any event within five (5) Business Days following the execution and delivery of this Agreement by the parties, Genuity and Purchaser shall each prepare and file, or shall cause its "ultimate parent" (as defined in the HSR Act) to prepare and file, any required notification and report form under the HSR Act, in connection with the transactions contemplated hereby. Genuity and Purchaser shall each bear one-half of any filing fees in connection with such filing and if Genuity or Purchaser pays more than one-half of any such filing fees, Genuity or Purchaser, as applicable, will, upon request of the other, reimburse the other for any amount in excess of one-half. Sellers and Purchaser shall, or shall cause their ultimate parents, to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable to obtain prompt termination of the waiting period under the HSR Act, which efforts shall include, without limitation, to the extent necessary (i) interviewing the parties' relevant employees, (ii) reviewing the parties' relevant non-confidential documents and data and
     (iii) reviewing industry analyses specifically related to the transactions contemplated by this Agreement.

          (b) Sellers and Purchaser shall cooperate, (i) in determining whether, in addition to the filings required by the HSR Act, any action by or in respect of, or filing with, any Governmental Agency in connection with the consummation of the transactions contemplated by this Agreement is required and (ii) in taking such commercially reasonable actions or making any such filings, furnishing information required in connection therewith. As promptly as practicable, following the execution and delivery of this Agreement by the parties, Sellers and Purchaser shall prepare and file any other application, report, or other filing required to be submitted to any other Governmental Agency in connection with the transactions contemplated hereby, the filing fees of which (except as provided in clause (a) above) shall be borne by the party required to make such filing.

     Section 6.2. Bankruptcy Matters; Bidding Process.

          (a) Promptly, but in no event later than five (5) Business Days after the date that the Bankruptcy Case is commenced, Genuity shall file with the Bankruptcy Court a motion (the "Sale Motion"), notices and proposed orders, each in form and substance reasonably satisfactory to Purchaser seeking the Bankruptcy Court's issuance of:

               (i) an Order in the form of Exhibit F hereto (the "Bidding Procedures Order"); and

               (ii) an Order in the form of Exhibit G hereto (the "Sale Order"):

          (b) Sellers shall serve a copy of the Sale Motion on all taxing authorities that have jurisdiction over the Business, all Governmental Agencies having jurisdiction over the Business with respect to Environmental Laws, and on the attorneys general of all states in which the Purchased Assets are located. Sellers shall serve a notice of the Sale Motion on all parties to Contracts and Leases (other than Excluded Matters).

          (c) Pursuant to Bankruptcy Code Section 364(c)(1), the Expense Reimbursement and the Break-Up Fee shall receive superpriority administrative claim status. Pursuant to Bankruptcy Code Section 364(c)(1), the administrative claims in respect of the Expense Reimbursement and the Break-Up Fee shall have priority over any and all administrative expenses of the kinds specified in Bankruptcy Code Sections 503(b), 506(c), 507(a) or 507(b) (the "Purchaser Protection Superpriority Claims").

          (d) The rights of Purchaser to the Expense Reimbursement, the Break-Up Fee and the Purchaser Protection Superpriority Claims shall all survive rejection or breach of this Agreement, and shall be unaffected thereby.

          (e) Sellers shall use their best efforts to provide Purchaser with copies of all motions, applications and supporting papers prepared by or on behalf of the Sellers (including forms of orders and notices to interested parties) directly relating to the Purchased Assets or this Agreement at least two (2) Business Days, unless the exigencies of time prevent the period from being that long, prior to the filing thereof in the Bankruptcy Cases so as to allow Purchasers to provide reasonable comments for incorporation into same; except that the Sale Motion (including forms of orders and notices to interested parties) shall be provided to Purchasers at least three (3) Business Days prior to its filing. The Sellers shall also give to the Purchaser written notice and a copy of all motions, applications and pleadings filed in the Bankruptcy Case with the Bankruptcy Court from and after the date hereof, at the time of such filing.

     Section 6.3. Transfer Taxes. To the extent any sales, recording, transfer, use or other similar Taxes or fees (other than gains and income Taxes) imposed as a result of the sale of the Business to Purchaser pursuant to this Agreement are not exempted by the Sale Order, they shall be borne by Sellers. Genuity and Purchaser shall accurately prepare and timely file all Tax Returns with respect to any such sales, transfer, use or other similar Taxes. At the Closing, Purchaser shall remit to Genuity such properly completed resale exemption certificates and other similar certificates or instruments as are necessary to claim available exemptions from the payment of sales, transfer, use or other similar Taxes under applicable law. Purchaser shall cooperate with Sellers in preparing such forms and shall execute and deliver such affidavits and forms as are reasonably requested by Sellers.

     Section 6.4. Property Taxes. Matters relating to real and personal property Taxes and other ad valorem Taxes and assessments on Purchased Assets ("Property Taxes") shall be determined as provided in this Section 6.4.

          (a) Straddle Period Property Taxes.

               (i) With respect to each jurisdiction in which a Governmental Agency imposes Property Taxes, the Property Taxes arising out of the Assessment Date immediately preceding or occurring on the Closing Date (the "Straddle Period Property Taxes") shall be allocated between Purchaser and Sellers based on the number of days in the period between the Assessment Date immediately preceding the Closing Date (the "Last Assessment Date") and the Assessment Date immediately following the Closing Date (the "Next Assessment Date"). The pro rata portion of the Straddle Period Property Taxes attributable to the period from the Last Assessment Date to the Closing Date shall be allocated to Sellers ("Sellers' Property Tax Portion"). The pro rata portion of the Straddle Period Property Taxes attributable to the period from the Closing Date to the Next Assessment Date shall be allocated to Purchaser ("Purchaser's Property Tax Portion").

               (ii) The Straddle Period Property Taxes (A) paid by Sellers prior to the Closing Date or (B) assessed by a Governmental Agency to which Sellers fail to provide appropriate notice of the Bankruptcy Case and the Sale Motion in accordance with Section 6.4(f) shall constitute Excluded Liabilities, and any Straddle Period Property Taxes other than those described in (A) and (B) shall constitute Assumed Liabilities.

               (iii) The Base Price shall be increased by the amount, if any, by which the Straddle Period Property Taxes paid by Sellers before the Closing Date exceeds Sellers' Property Tax Portion. The Base Price shall be decreased by the amount, if any, by which Sellers' Property Tax Portion exceeds the Straddle Period Property Taxes paid by Sellers before the Closing Date.

          (b) Other Property Taxes. With respect to each jurisdiction in which a Governmental Agency imposes Property Taxes, the Property Taxes arising out of any Assessment Date prior to the Last Assessment Date (the "Old Property Taxes") shall constitute Excluded Liabilities.

          (c) Sellers shall have the right to commence, control, prosecute, settle and compromise any and all Proceedings relating to (i) Old Property Taxes, and (ii) the valuation of the Purchased Assets for which the relevant Assessment Date is more than six months prior to the Closing Date and the resulting Straddle Period Property Taxes. Such right shall not derogate Purchaser's right to a pro rata share of any refund, abatement or similar reduction based on the Purchaser's Property Tax Portion. Purchaser shall take all action reasonably necessary for Sellers to exercise the rights provided to them pursuant to this clause (c).

          (d) Purchaser shall accurately prepare and timely file all Tax Returns relating to Straddle Period Property Taxes due after the Closing Date. Purchaser shall have the right to commence, control, prosecute, settle and compromise any and all Proceedings relating to the valuation of the Purchased Assets for which the relevant Assessment Date is six months or less prior to the Closing Date and the resulting Straddle Period Property Taxes. Such rights shall not derogate Sellers' right to a pro rata share of any refund, abatement or similar reduction based on Sellers' Property Tax Portion. Sellers shall take all action reasonably necessary for Purchaser to exercise the rights provided to it pursuant to this clause (d), including without limitation to the extent required to file Tax Returns appointing Purchaser as Sellers' agent, and executing powers of attorney. Sellers shall have the right to participate, at their own expense, in any Proceeding described in this clause (d).

          (e) In connection with any Proceeding pursuant to this Section 6.4, the parties shall reasonably assist each other and cooperate with each other in the conduct of such Proceeding, including by making their personnel and books and records reasonably available to the other parties hereto.

          (f) Sellers shall (i) provide appropriate notice of the Bankruptcy Case, the Sale Motion and related matters to all Governmental Agencies that may seek to collect Property Taxes or impose on Sellers, Purchaser or any Purchased Asset penalties for any Property Taxes, and (ii) use all commercially reasonable efforts to obtain certificates, releases or other appropriate documentation from such Governmental Agencies to the extent such Governmental Agencies provide such certificates, releases or documentation in the ordinary course, providing that such Property Taxes have been paid or are not owed.

     Section 6.5. Certain Provisions Relating to Consents, Cooperation and Adequate Assurance.

          (a) Subject to the limitations of Section 5.1, Sellers shall use commercially reasonable efforts prior to and after the Closing Date to obtain all consents of Governmental Agencies and counterparties to Contracts and Leases that Purchaser has designated as Assumed Contracts or Assumed Leases that are required in connection with the transactions contemplated by this Agreement; provided, however, that Sellers shall not be obligated to offer or to pay any consideration or grant any financial accommodation in connection therewith.

          (b) Parent and Purchaser shall prior to and after the Closing Date cooperate as reasonably necessary or desirable to secure such consents of Governmental Agencies and to provide adequate assurance of performance to counterparties to Assumed Contracts and Assumed Leases, including, without limitation, providing to such Third Party information, including financial information, regarding Purchaser's intended use of the Purchased Assets. Upon the written request of Sellers, Purchaser shall use commercially reasonable efforts to cooperate with Sellers with respect to the matters referred to in clauses (c), (d) and (e) of Section 6.7.

     Section 6.6. Certain Actions With Respect to Customer Contracts. Sellers shall not reject the Contract set forth on Schedule 6.6 without giving at least twenty (20) days' notice to the counterparty to such Contract.

     Section 6.7. Best Efforts. Upon the terms and subject to the conditions of this Agreement, and subject to Section 6.5 with respect to the matters covered thereby, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable Legal Requirements to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby. Without limiting the foregoing, Sellers shall not voluntarily dismiss the Bankruptcy Case once filed and shall use their best efforts to:

          (a) commence the Bankruptcy Case within five (5) Business Days of the date of this Agreement;

          (b) file the Sale Motion within five (5) Business Days of commencing the Bankruptcy Case;

          (c) obtain the Bidding Procedures Order within twenty one days following the commencement of the Bankruptcy Case;

          (d) obtain the Sale Order on or prior to January 31, 2003 and cause it to be a Final Order on or prior to February 10, 2003;

          (e)   obtain   the   Settlement   Agreement   Order  on  or  prior  to
     January 31, 2003, and cause it to be a Final Order on or prior to February 10, 2003; and

          (f) prevent the dismissal of the Bankruptcy Case or the conversion of the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code.

     Section 6.8. Takeover Proposals; Confidential Information.

          (a) Sellers shall promptly notify Purchaser orally and in writing of any request for information, proposal, discussion, negotiation or inquiry received after the date of this Agreement in connection with any Takeover Proposal and Sellers shall promptly (but in any event within one (1) Business Day) communicate to Purchaser the material terms and conditions of any such proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Purchaser copies of any written materials received by Sellers in connection with such proposal, discussion, negotiation or inquiry) and the identity of the person making such proposal or inquiry or engaging in such discussions or negotiation.

          (b) Sellers shall not furnish information concerning their business, properties or assets to any Third Party, except pursuant to a confidentiality agreement with terms and conditions no less restrictive than those contained in the Confidentiality Agreement. Sellers shall not release any Third Party from, or waive any provision of, any such confidentiality agreement or any similar confidentiality or standstill agreement to which any Seller is a party. Sellers shall promptly provide to Purchaser any non-public information concerning the Sellers provided to any other Person which was not previously provided to Purchaser. To the extent that this Section 6.8(b) conflicts with the Bidding Procedures Order, the Bidding Procedures Order shall govern.

          (c) Sellers shall keep Purchaser informed of the status and material details (including amendments or proposed amendments) of any Takeover Proposal. Sellers shall promptly (and in any event within one (1) Business
     Day) notify Purchaser in writing at such time as any Takeover Proposal has been determined to be a Qualified Bid.

     Section 6.9. Obligations of Parent and Purchaser; Joint and Several Liability. Without limitation of Parent's obligations hereunder, including without limitation Sections 6.5 and 6.7, Parent will take all action necessary to cause Purchaser to perform its obligations under this Agreement and the Ancillary Agreements, including, without limitation, providing sufficient funds to Purchaser to enable it, and otherwise causing it, to timely pay all amounts required to be paid by Purchaser hereunder and under the Ancillary Agreements. Parent and Purchaser shall be jointly and severally liable for all obligations of Parent and/or Purchaser hereunder and under the Ancillary Agreements. Each Seller shall be jointly and severally liable for all obligations of the other Sellers hereunder and under the Ancillary Agreements.

     Section 6.10. FCC Applications and State PUCs Applications. To the extent required by the nature of the Purchased Assets:

          (a) Purchaser and Sellers shall generally cooperate with each other, and take such actions in good faith as are reasonable and appropriate to timely effect, the preparation of all appropriate applications for FCC approval, and such other documents as may be required, with respect to the assignment to Purchaser of the FCC Licenses set forth on Schedule 6.10(a) (collectively, the "FCC Applications"). As promptly as practicable, and in any event within ten (10) Business Days after the date of this Agreement, Sellers and Purchaser shall file, or cause to be filed, the FCC Applications.

          (b) Purchaser and Sellers shall generally cooperate with each other, and take such actions in good faith as are reasonable and appropriate to timely effect, the preparation of all appropriate applications for approval by State PUCs, and such other documents as may be required, with respect to the assignment to Purchaser of the licenses set forth on Schedule 6.10(b) (collectively, the "State PUC Applications"). As promptly as practicable, and in any event within ten (10) Business Days after the date of this Agreement, Sellers and Purchaser shall file, or cause to be filed, the State PUC Applications.

          (c) Sellers and Purchaser shall use their commercially reasonable efforts to prosecute the FCC Applications and the State PUC Applications with due diligence before the FCC and the State PUCs and in connection therewith shall take such action or actions as may be necessary or reasonably required in connection with the FCC Applications and the State PUC Applications, including furnishing to the FCC and the State PUCs any documents, materials or other information requested by the FCC and the State PUCs in order to obtain such approvals as expeditiously as practicable. As promptly as practicable, and in any event within five (5) Business Days after the date of this Agreement, Sellers shall designate a representative who shall have the responsibility of coordinating with Purchaser the prosecution of the FCC Applications and the State PUC Applications.

     Section 6.11. Sales/Use Taxes. Sellers shall (i) provide appropriate notice of the Bankruptcy Case, the Sale Motion and related matters to all appropriate Governmental Agencies that may seek to collect sales and/or use Taxes or impose on Sellers, Purchaser or any Purchased Asset penalties for unpaid sales and/or use Taxes with respect to any Purchased Asset and relating to a time period prior to the Closing and (ii) use all commercially reasonable efforts to obtain certificates, releases or other appropriate documentation from such taxing authorities providing that such Taxes have been paid or are not owed. Sellers shall deposit funds in escrow in an amount necessary to pay to such taxing authority any sales and/or use Taxes asserted by such taxing authority with respect to any Purchased Asset and relating to a time period prior to the Closing.

                                  ARTICLE VII.

                              CONDITIONS TO CLOSING

     Section 7.1. Conditions to Sellers' Obligations. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Genuity) of each of the following conditions on or prior to the Closing Date:

          (a) Representations and Warranties. The representations and warranties of Purchaser and Parent contained in this Agreement shall be true and correct, without giving effect to any qualification as to materiality (or any variation of such term) contained in any particular representation or warranty, on and as of the date of this Agreement and on and as of the Closing Date, as though such representations and warranties were made on and as of the Closing Date (it being understood, however, that for purposes of this sentence the accuracy of any representation or warranty that expressly speaks as of the date of this Agreement or another date prior to this Agreement shall be determined on the Closing Date solely as of the date of this Agreement or such other date and not as of the Closing Date), except to the extent that any such breach together with all other such breaches does not materially impair Purchaser's or Parent's ability to perform its obligations hereunder. Each of Purchaser and Parent shall have delivered to Genuity a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

          (b) Compliance with Agreement. Each of Purchaser and Parent shall have performed and complied in all material respects with all covenants to be performed or complied with by it on or prior to the Closing Date. Each of Purchaser and Parent shall have delivered to Genuity a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

          (c) Bankruptcy Court Approval; No Injunction. The Sale Order shall have been entered by the Bankruptcy Court. As of the Closing Date, there shall not be in effect any order, decree, judgment or injunction issued by any Governmental Agency of competent jurisdiction which enjoins, restrains or prohibits consummation of the transactions contemplated by this Agreement.

          (d)  Hart-Scott-Rodino.   All  applicable  waiting  periods  (and  any
     extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

          (e) Corporate Documents. Sellers shall have received from Parent and Purchaser certified copies of the resolutions duly adopted by the board of directors of Parent and Purchaser approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and such resolutions shall be in full force and effect as of the Closing Date.

          (f) Governmental  Approvals.  All Governmental  Approvals set forth on
     Schedule 7.1(f) shall have been obtained.

          (g) Ancillary Agreements. Purchaser shall have executed and delivered the Ancillary Agreements to which it is a party.

          (h) Rejection Claims. The Rejection Claims as of the Closing Date shall not exceed $600 million.

     Section 7.2. Conditions to Purchaser's Obligations. The obligation of Purchaser and Parent to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Purchaser) of each of the following conditions on or prior to the Closing Date:

          (a) Representations and Warranties. The representations and warranties of Sellers contained in this Agreement (other than (A) the representations and warranties contained in Section 3.2 and the last sentence of Section 3.15(a), in each case to the extent related to non-exclusive licenses of Intellectual Property with respect to which a Seller is a licensee, and
     (B) the representations and warranties contained in the next to last sentence of Section 3.14(c), to the extent they apply to Sellers' Knowledge with respect to Verizon, AOL or any of their Affiliates as of the Closing
     Date) shall be true and correct, without giving effect to (x) any qualification as to materiality or Material Adverse Effect (or any variation of such terms) contained in any particular representation or warranty (other than qualifications as to materiality contained in Sections 3.5, 3.20(b) or 3.20(c), the first sentence of Section 3.10(b), clause (xi) of Section 3.14(b) and the first sentence of Section 3.19) on the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (it being understood, however, that for purposes of this sentence the accuracy of any representation or warranty that expressly speaks as of the date of this Agreement or another date prior to this Agreement shall be determined solely as of the date of this Agreement or such other date and not as of the Closing Date), except to the extent any such breach together with all other such breaches does not, and would not reasonably be expected to result in a Material Adverse Effect. Each Seller shall have delivered to Purchaser a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

          (b) Compliance with Agreement. Sellers shall have performed and complied in all material respects with all covenants to be performed or complied with by them on or prior to the Closing Date, except for Sections
     2.1 and 9.2, in each case to the extent related to assignments of non-exclusive licenses of Intellectual Property with respect to which Seller is a licensee. Each Seller shall have delivered to Purchaser a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

          (c) Bankruptcy Court Approval; No Injunction. The Sale Order shall have become a Final Order. As of the Closing Date, there shall not be in effect any order, decree, judgment or injunction issued by any Governmental Agency of competent jurisdiction which enjoins, restrains or prohibits consummation of the transactions contemplated by this Agreement.

          (d)  Hart-Scott-Rodino.   All  applicable  waiting  periods  (and  any
     extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

          (e) Corporate Documents. Purchaser shall have received from Sellers certified copies of the resolutions duly adopted by the board of directors of each Seller approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and such resolutions shall be in full force and effect as of the Closing Date.

          (f) Ancillary Agreements. Each of the Sellers shall have executed and delivered the Ancillary Agreements to which it is a party.

          (g) Consents; Governmental Approvals. All Governmental Approvals, consents, Permits, authorizations, approvals and waivers which are listed on Schedule 7.2(g) hereto shall have been obtained.

          (h) Major Contracts.  The contracts listed on  Schedule 7.2(h)  shall:
     (i) be in full force and effect, (ii) have no material default thereunder by any Seller that is continuing at Closing (determined without giving effect to any amendment or waiver that expires on or after Closing) and
     (iii) concurrently with the Closing be assumed by Sellers and assigned to Purchaser pursuant to a Final Order of the Bankruptcy Court.

          (i) Satisfaction of Implementation Agreement Condition. All of the Implementation Agreement Conditions, as in effect on the date of this Agreement (other than (x) the occurrence of the Closing, and (y) only if such condition has been waived by Verizon, 3(e)), shall have been satisfied or waived by all parties entitled to the benefit thereof.

                                 ARTICLE VIII.

                             POST-CLOSING AGREEMENTS

     Section 8.1. Assistance in Collection of Receivables. From and after the Closing, Purchaser shall provide Sellers with reasonable access to the books and records of the Business in order to assist Sellers in collecting any Receivables that constitute Excluded Assets.

     Section 8.2. Mail. Sellers agree that after the Closing Purchaser and Purchaser's Affiliates shall have the right and authority to open all mail received by the Business, even if addressed to Sellers, for processing or prompt forwarding to Sellers to the extent related to Excluded Matters.

     Section 8.3. Sums Received in Respect of Business. Sellers shall pay or cause to be paid over to Purchaser, promptly after the receipt thereof after the Closing Date, all sums received in respect or on account of the Purchased Assets other than the consideration received by Sellers as set forth in Article II hereof and other amounts paid to Sellers by Purchaser pursuant to this Agreement or the Ancillary Agreements. Purchaser shall pay or cause to be paid to Sellers, promptly after the receipt thereof after the Closing Date, all sums received in respect or on account of the Excluded Assets.

     Section 8.4. Further Assurances. In addition to the provisions of this Agreement, at any time and from time to time after the Closing, Sellers and Purchaser at the other party's reasonable request and without further consideration except as contemplated by the Transition Services Agreement, shall execute and deliver such further documents, and perform such further acts, as may be necessary in order to implement more effectively the transfer and conveyance of the Purchased Assets to Purchaser and the assumption of the
Assumed Liabilities by the Purchaser on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions herein provided.

     Section 8.5. Intellectual Property. After the Closing, except as provided in the Transition Services Agreement, Sellers shall not use, seek to register, register or authorize others to use, seek to register or register the Intellectual Property anywhere in the world and will not challenge Purchaser's right to use, seek to register or register the Intellectual Property anywhere in the world.

     Section 8.6. Transition Services Agreement. After the Closing, Sellers and Purchaser shall perform their respective obligations under the Transition Services Agreement.

                                  ARTICLE IX.

                                   THE CLOSING

     Section 9.1. The Closing. The Closing of the transactions contemplated hereby (the "Closing") shall be held within one (1) Business Day after each of the conditions precedent set forth in Article VII (except those conditions which by their nature cannot be satisfied or waived until the Closing and subject to satisfaction of such conditions at the Closing) have been satisfied or waived, or at such other time as Genuity and Purchaser shall agree in writing (the

"Closing Date"). The Closing shall be held at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019 or at such other place as Genuity and Purchaser shall agree. At the Closing, all of the transactions provided for in Article II hereof shall be consummated on a substantially concurrent basis.

     Section 9.2. Deliveries by Sellers at the Closing. At the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser the following items:

          (a)  the  duly  executed   officer's   certificates   referred  to  in
     Sections 7.2(a) and 7.2(b);

          (b) the corporate documents required by Section 7.2(e);

          (c) the Ancillary Agreements and such other executed assignments, each dated the Closing Date, as are reasonably necessary to transfer to
     Purchaser all of Sellers' right, title and interest in, to and under the Purchased Assets purchased at the Closing, including duly executed assignments for all Intellectual Property constituting Purchased Assets in customary form reasonably acceptable to Purchaser (the "Intellectual Property Assignment Agreement");

          (d) the items listed on Schedule 7.2(g);

          (e) title to the Owned Real Property by recordable special warranty (or the equivalent in the state in which the Owned Real Property is located) deeds (together with all applicable transfer tax forms);

          (f) a certificate that no Seller is a foreign person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b);

          (g) all other previously undelivered documents that Sellers are required to deliver to Purchaser pursuant to this Agreement or the Ancillary Agreements;

          (h) such other instruments and documents as are reasonably necessary in connection with the transactions contemplated by this Agreement; and

          (i) physical possession and control of the Purchased Assets as soon thereafter as possible.

     Section 9.3. Deliveries by Parent and Purchaser at the Closing. At the Closing, Purchaser shall deliver, or cause to be delivered, to Sellers, the following items:

          (a) the duly executed officer's certificates referred to in Sections 7.1(a) and 7.1(b);

          (b) the corporate documents required by Section 7.1(e);

          (c) the Ancillary Agreements and such other executed assumptions, each dated the Closing Date, as are reasonably necessary to transfer to Purchaser and have Purchaser assume the Assumed Liabilities being assumed by Purchaser at the Closing;

          (d) such other instruments and documents as are reasonably necessary in connection with the transactions contemplated by this Agreement; and

          (e) the amount in immediately available funds to be paid to Sellers pursuant to Section 2.5(b)(ii).

                                   ARTICLE X.

                                 INDEMNIFICATION

     Section 10.1. Survival. All of the representations and warranties of Sellers contained in Article III of this Agreement or in any certificate delivered by Sellers pursuant to this Agreement and the covenants of Sellers contained in Sections 5.1, 5.2, 5.4, 5.5 5.7, 6.7, 6.8 and 13.4 (the "Limited Survival Covenants") and all of the representations and warranties of Purchaser contained in this Agreement shall survive the Closing until the date that is nine months after the Closing Date. Notwithstanding the foregoing, any notice given in accordance with Section 13.1 of this Agreement claiming an alleged breach of any representation, warranty or Limited Survival Covenant hereunder shall without further action extend the survival period for the representation, warranty or Limited Survival Covenant alleged to have been breached as applied to the circumstances set forth in such notice until immediately after the final resolution of the matter. All covenants and agreements of Sellers (other than the Limited Survival Covenants) and of Purchaser contained in this Agreement shall survive the Closing.

     Section 10.2. Indemnification Provisions for Benefit of Purchaser.

          (a) Subject to Section 10.5, in the event any Seller breaches any of its representations, warranties or covenants contained in this Agreement or Ancillary Agreements or in any certificate delivered by any Seller pursuant to this Agreement or Ancillary Agreements and provided that, as to any claim for breach of representation or warranty or of Limited Survival Covenants, Purchaser makes a written claim for indemnification against Sellers within the applicable survival period, then Sellers shall jointly and severally indemnify Purchaser and its Affiliates from and against all Damages Purchaser and its Affiliates suffer resulting from or arising out of, relating to or caused by such event; provided, however, that:
     (i) Sellers shall not have any obligation to indemnify Purchaser for the first $2.5 million of Damages resulting from the breach of any representation or warranty of Sellers contained in Article III of this Agreement or in any certificate delivered by any Seller pursuant to this Agreement, and no such indemnity shall be payable until Purchaser has suffered aggregate Damages, by reason of all such breaches in excess of $5 million, and (ii) Sellers shall not have any obligation to indemnify Purchaser from and against any Damages resulting from the breach of any representation or warranty of Sellers contained in Article III of this Agreement or of any covenant contained in Section 5.1 in excess of the Escrowed Funds (the "Cap").

          (b) Without limiting the generality or effect of the foregoing, Sellers shall indemnify, defend and hold harmless Purchaser and its Affiliates from and against any and all Damages resulting from or arising out of any Excluded Liability or any claim by a Third Party for payment of an Excluded Liability.

          (c) The Indemnification provided for in this Section 10.2 shall not be limited by any investigation at any time made by or on behalf of Purchaser or Parent or any knowledge or information that Purchaser or Parent may have.

     Section 10.3. Indemnification Provisions for Benefit of Sellers.

          (a) Subject to Section 10.5, in the event Purchaser breaches any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement or in any certificate delivered by Purchaser pursuant to this Agreement or any Ancillary Agreement and provided that, as to any claim for breach of representation or warranty, Sellers make a written claim for indemnification against Purchaser within the applicable survival period, then Purchaser shall indemnify Sellers and their Affiliates from all Damages Sellers suffer resulting from or arising out of, relating to or caused by such event.

          (b) Without limiting the generality or effect of the foregoing, Purchaser shall indemnify, defend and hold harmless Sellers and their Affiliates from and against any and all Damages resulting from or arising out of any Assumed Liability or any claim by a Third Party for payment of an Assumed Liability.

     Section 10.4.  Matters Involving Third Parties.  Subject to Section 6.4(c),
(d) and (e):

          (a) If any third party notifies any party hereto (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against the other party hereto (the "Indemnifying Party") under this Article X, then the Indemnified Party shall use reasonable efforts to notify the Indemnifying Party thereof promptly and in any event within ten (10) days after receiving any written notice from a third party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is actually prejudiced thereby.

          (b) Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may, subject to the Indemnifying Party's rights to assume the defense of such matter pursuant to paragraph (c) below, defend against the matter in any manner it deems appropriate. The Indemnified Party shall keep the Indemnifying Party informed as to the status of such actions.

          (c) The Indemnifying Party may at any point in time choose to assume the defense of all of such matter if:

               (i) the Indemnifying Party provides evidence reasonably satisfactory to the Indemnified Party of its ability to provide the indemnification required pursuant to this Article X, which shall be deemed satisfied if the amount of the Escrowed Funds, less the amount of pending claims against the Escrow Funds, is greater than the amount at issue;

               (ii) in the case where Purchaser is the Indemnified Party, the Purchaser does not notify the Indemnifying Party following a request by the Indemnifying Party to assume the defense of the matter that in Purchaser's reasonable judgment the Damages to which Purchaser is exposed exceed the Cap; and

               (iii) there are no legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party.

          (d) Upon assumption of the defense by the Indemnifying Party:

               (i) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party,

               (ii) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party shall be responsible for the fees and expenses of one separate co-counsel for all Indemnified Parties to the extent the Indemnified Party is advised, in writing by its outside counsel, that either (x) the counsel the Indemnifying Party has selected has a conflict of interest, or (y) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party),

               (iii) the Indemnifying Party shall reimburse the Indemnified Party for the reasonable costs of defense or investigation for the period prior to the assumption of the defense, and

               (iv) The Indemnified Party shall make available to the Indemnifying Party and its attorneys and accountants all books and records of the Indemnified Party relating to such proceedings or litigation and the parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action or proceeding.

          (e) Assumption of the defense of any matter by the Indemnifying Party shall without further action constitute an irrevocable waiver by the Indemnifying Party of its right to claim at a later date that such third party action for which the defense was assumed is not a proper matter for indemnification pursuant to this Article X.

          (f) The Indemnified Party shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to a claim for indemnification without the written consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party has failed to provide indemnification required to be provided pursuant to this Article X for twenty (20) days after a request therefor, then the

     Indemnified Party may take any such action without the consent of the Indemnifying Party.

          (g) The Indemnifying Party shall not consent to the entry of a judgment with respect to any matter which may give rise to a claim for indemnification or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

     Section 10.5. Certain Additional Provisions Relating to Indemnification.

          (a) The indemnification provisions set forth in this Article X shall only apply after the Closing Date, and after the Closing Date shall constitute the sole and exclusive recourse and remedy available to the parties hereto with respect to monetary damages for the breach of any representation, warranty, covenant or agreement contained in this Agreement or in any Ancillary Agreement or in any certificate delivered pursuant to this Agreement except for actual fraud.

          (b) Notwithstanding anything in this Agreement to the contrary, Purchaser's sole recourse for claims for breach of any representation or warranty of Sellers contained in Article III of this Agreement or covenant contained in Section 5.1 shall be to the Escrowed Funds, except in the case of actual fraud, or as provided for in the next two sentences. Sellers shall directly pay to Purchaser any indemnification due pursuant to this
     Article X for all matters, other than claims for breach of any representation or warranty of Sellers contained in Article III or covenant contained in Section 5.1, and unless Purchaser expressly consents thereto in writing, such amounts shall not be payable from, or reduce the Escrowed Funds. In the event that any indemnification with respect to a matter other than a breach of any representation or warranty of Sellers contained in
     Article III of this Agreement or of any covenant contained in Section 5.1 is paid from the Escrowed Funds, Sellers shall restore such amount to the Escrowed Funds by wire transfer of immediately available funds within three (3) Business Days.

          (c) Notwithstanding anything in this Agreement to the contrary, for purposes of this Article X, in determining the existence of a breach of any representation, warranty, covenant or agreement and the amount of Damages, no effect shall be given to any qualification as to materiality or Material Adverse Effect (other than qualifications contained in Sections 3.5, 3.20(b), 3.20(c), 5.1(b)(i), 5.1(c)(ii), 5.1(d)(vi), and 5.1(d)(vii), and
     the first sentence of Section 3.10(b), clause (xi) of Section 3.14(b) and the first sentence of Section 3.19).

          (d) No indemnification shall be available to Purchaser for breach of any representation, warranty, covenant or agreement by Sellers to the extent such breach results in an Adjustment to the Purchase Price.

          (e) Pursuant to Bankruptcy Code Section 364(c)(1), the indemnification obligations of Sellers pursuant to this Article X shall receive superpriority administrative claim status. Pursuant to Bankruptcy Code
     Section 364(c)(1),   the   administrative   claims
     in respect of the  indemnification  obligations of Sellers pursuant to this
     Article X shall have priority over any and all administrative expenses of the kinds specified in Bankruptcy Code Sections 503(b), 506(c), 507(a) or 507(b).

          (f) All payments by an Indemnifying Party under Article X shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income Tax purposes.

                                  ARTICLE XI.

                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

          Section 11.1. Employment.

          (a) Schedule of Employees. Genuity shall deliver to Purchaser not later than fifteen (15) days after the date of this Agreement: (i) a complete and accurate schedule (the "Business Employee Schedule") setting forth, as of such date, (x) the name and position of each Business Employee, (y) the annual base salary or hourly rate, as applicable, for each Business Employee, and (z) the date each Business Employee commenced employment with Genuity or any of its predecessors or any Seller or any of their predecessors, and (ii) copies of any employment agreements, retention agreements, stay bonus agreements, severance agreements and plans, and any similar policies, plans or agreements with respect to such Business Employees, including, without limitation, a copy of the Genuity Solutions Inc. Employee Retention Agreement between Genuity and each Business Employee dated as of July 1, 2002 (the "Retention Agreement"), for each such Business Employee.

          (b) Offer to Hire. No later than the later of (x) five (5) days after the entry of the Sale Order, or (y) forty-five (45) days after receipt by Purchaser of the Business Employee Schedule, Purchaser shall (i) pursuant to a written offer letter (an "Offer Letter") offer to hire, effective as of the Closing Date, such of the Business Employees set forth on the Business Employee Schedule as it may choose and (ii) deliver to Genuity a complete and accurate schedule (the "Business Employee Offeree Schedule") setting forth the name and title of each Business Employee who Purchaser has offered to hire (each such Business Employee, a "Business Employee Offeree"), and (A) the proposed annual base salary or hourly rate, as applicable, for each Business Employee Offeree, (B) the proposed job title of each such Business Employee Offeree as an employee of Purchaser, and
     (C) the primary geographical location where each Business Employee Offeree is expected to perform the duties of his or her employment with Purchaser. Purchaser shall promptly provide Genuity with a copy of each Offer Letter. Those Business Employee Offerees who accept Purchaser's offer of employment are referred to as the "Transferred Employees." Other than with respect to its obligations to be performed prior to the Closing Date under Section 11.1(b) and (c), and those set forth in Section 11.6, Purchaser shall have no liability or obligation whatsoever with respect to (i) any Business Employee Offeree until such time as such Business Employee Offeree accepts Purchaser's offer of employment and commences employment with Purchaser or an Affiliate of Purchaser or (ii) any Business Employee, including any Business

     Employee Offeree, who is not a Transferred Employee. Purchaser shall deliver to Genuity not later than fifteen (15) days subsequent to the Closing Date a complete and accurate schedule setting forth, as of the Closing Date, the name, title and primary geographical work location of each Transferred Employee.

          (c) Terms of Employment. Purchaser shall not assume any Employee Benefit Plan or any other plan, program or arrangement, and, except as expressly provided in this Article XI, the terms of a Transferred Employee's employment with the Purchaser (or an Affiliate) after the Closing shall be upon such terms and conditions as Purchaser, in its sole discretion, shall determine. Purchaser shall grant each Transferred Employee all service credit with Sellers (based on the employment commencement date set forth in Business Employee Schedule), for purposes of eligibility and participation in the benefit plans, programs and arrangements (including, without limitation, the vacation policy and, subject to Section 11.3(a), the severance plan) of Purchaser. Upon request of Purchaser, Sellers shall provide Purchaser access to and provide data (including computer data) regarding employment information concerning the Business Employees and, subject to applicable Legal Requirements, such other personnel records as Purchaser may reasonably request.

     Section 11.2. Health and Welfare Benefits for Transferred Employees. Effective on the Closing Date, Purchaser shall provide the Transferred Employees with health and welfare benefits on the same basis as similarly situated employees of Parent or of Purchaser (or an Affiliate of Parent), as determined by Parent, as of the Closing Date; provided, however, that Purchaser reserves the right to modify or terminate such benefits and its benefit plans and programs from time to time, to the extent not inconsistent with Section 11.3. The Transferred Employees shall participate under Purchaser's medical and dental plans as of the Closing Date, such participation shall be without any waiting periods, evidence of insurability or application of any preexisting physical or mental condition restrictions, except to the extent applicable under Sellers' Employee Welfare Benefit Plans.

     Section 11.3. Certain Additional Provisions Relating to Severance and Retention Bonuses for Transferred Employees.

          (a) Severance.

               (i) As a condition to Purchaser's offer of employment to each Business Employee Offeree, such Business Employee Offeree shall be required to waive the payment (such waiver to be effective as of the Closing Date), of any benefits under the Genuity Inc. 2002 Severance Benefit Plan (as such plan was in effect on October 23, 2002, the "Genuity Severance Plan"). A copy of the Genuity Severance Plan as in effect on October 23, 2002, is attached hereto as Schedule 11.3.

               (ii) In the event that during the twelve month  period  following the Closing Date, the employment of any Transferred Employee (excluding any Transferred Employee whose employment agreement is listed on Item 2 of Schedule 1.1) terminates (the effective date of such termination being referred to as the "Transferred Employee Termination Date") such that he or she would have been entitled to severance benefits under the Genuity Severance Plan had such Transferred Employee remained an employee of Genuity until the Transferred Employee Termination Date and the employment of such Transferred Employee with Genuity terminated as of the Transferred Employee Termination Date (disregarding the waiver described in Section 11.3(a)(i)), then Purchaser shall, pursuant to a severance plan sponsored and maintained by Purchaser that provides for lump sum severance benefits that are no less favorable than the severance benefits provided under the Genuity Severance Plan, pay to such Transferred Employee as lump sum severance an amount equal to the severance amount such Transferred Employee would have been entitled to receive under the Genuity Severance Plan assuming the Genuity Severance Plan had remained in effect (including an amount equal to the costs associated with financial planning and outplacement services, plus an amount equal to the greater of (x) the cost of continuation coverage under Purchaser's medical and dental plans for each such Transferred Employee's severance period less the Transferred Employee's cost for such coverage based on (A) the medical and dental plan elections in place under Purchaser's plans for such Transferred Employee on the date immediately prior to such Transferred Employee's termination of employment, and (B) such Transferred Employee's title or color "band" as provided in the Genuity Severance Plan, and (y) the cost of such continuation coverage under COBRA for the severance period (as determined pursuant to clause (B), plus in either case an amount equal to the income taxes that would be payable with respect to such greater amount utilizing the top marginal bracket for federal and state income taxes) less the Employee's portion of the premium for such coverage); provided that no severance benefits will be paid unless and until the terminated Transferred Employee executes and delivers to Parent a valid and binding waiver and release of all claims against Parent and its Affiliates, and their respective employees, officers, directors, shareholders, representatives, agents, attorneys and advisors and their successors, within a reasonable time period specified by Parent, and the revocation period set forth in such release has expired.

          (b) Retention Payments.

               (i) In connection with Purchaser's offer of employment to the Business Employee Offerees (including for this purpose any person whose employment agreement is listed on Item 2 of Schedule 1.1), such Business Employee Offerees shall be required to waive the payment from the Sellers, as of the Closing Date, of twenty-five percent (25%) of the aggregate benefits payable under such Business Employee Offeree's Retention Agreement.

               (ii) With respect to any Transferred Employee who waives the payment, as of the Closing Date, of twenty-five percent (25%) of the aggregate benefits under such Transferred Employee's Retention Agreement, the terms of such Transferred Employee's Offer Letter shall include Purchaser's obligation to pay a retention bonus of equal amount payable within fifteen (15) days of

          June 30, 2003, subject to the conditions set forth in such Transferred Employee's Retention Agreement.

     Section 11.4. Terms of Offer Letters. Each Offer Letter shall include terms substantially as provided in Sections 11.1(b), and 11.3.

     Section 11.5. WARN Act Compliance. Prior to the Closing Date, Sellers and their Affiliates shall comply in all material respects with the requirements of the WARN Act (including reliance on provisions of the WARN Act that serve to reduce the notification period), and shall indemnify and hold Purchaser and its Affiliates harmless from and against any and all Liabilities that Purchaser and its Affiliates may incur by reason of any noncompliance by Sellers with the WARN Act. Prior to the Closing Date, Genuity shall notify Purchaser in writing of every employment termination from Sellers' single sites of employment at which the Business is conducted, including, without limitation, terminations that may under the WARN Act be a basis for imposing WARN Act liability against Sellers.

     Section 11.6. Plan Liabilities. Purchaser shall not assume any Liability for any Employee Benefit Plan maintained, sponsored by or contributed to by any Sellers or their Affiliates covering current or former Business Employees. Sellers or their Affiliates shall be responsible for providing continuation coverage under its Employee Welfare Benefit Plans for the Employees of Sellers and any other employees or former employees of Sellers, as required by
Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder (together "COBRA"), or any relevant benefit continuation requirements under applicable Legal Requirements; provided that if at any time following the Closing Date, Sellers and each other entity (other than Purchaser and its Affiliates) which together with any Seller would be considered an "employer" for purposes of COBRA, cease altogether to provide a "group health plan" (as defined in COBRA), Purchaser shall, commencing on the date of such cessation, provide group health plan continuation coverage pursuant to COBRA under the corresponding group health plan of Purchaser (or an Affiliate) to employees of Sellers and their subsidiaries and former employees of Sellers and their subsidiaries and their "qualified beneficiaries" (as defined in COBRA), whether or not such coverage is required under COBRA. The duration of the coverage provided by Purchaser to such employees of Sellers and their subsidiaries, former employees of Sellers and their subsidiaries and their qualified
beneficiaries   shall  be  the  period   described  under  Treasury   Regulation
Section 54.4980B-7. Sellers shall use commercially reasonable efforts to give Purchaser sufficient prior written notice of the termination of any Employee Benefit Plan under which employees or former employees of Sellers and their subsidiaries receive medical plan continuation coverage or the occurrence of any other qualifying event that shall result in any qualified beneficiary of any Seller or any subsidiary of any Seller having the right to elect COBRA to permit Purchaser to deliver to any such qualified beneficiary appropriate election materials necessary to commence receipt of COBRA continuation coverage immediately upon the occurrence of such event. Except with respect to the obligations of Purchaser described in this Article XI, Sellers shall be solely responsible for, and Sellers shall indemnify Purchaser against, any and all Liabilities of Sellers which have arisen or may arise in connection with the Employee Benefit Plans, any and all Liabilities of Sellers that have arisen or may arise in any way from the employment by Sellers of, or the compensation or benefits provided by Sellers to, any Business Employee, former Business Employee or other present or former employee of Sellers, or the termination thereof, including, without limitation, any

Liability arising out of or relating to any act or omission by Sellers, any violation of or non-compliance with or obligation arising under any applicable Legal Requirement respecting employment and the termination thereof based on any act or omission by Sellers, compensation or benefits, and any and all Liabilities for severance pay (except as contemplated by Section 11.3(a)), accrued vacation pay, sick pay and other benefits relating to any period of employment with Sellers, whether arising as a matter of contract, Legal Requirements or otherwise.

     Section 11.7. No Employee Rights. Notwithstanding anything herein to the contrary (but subject to the proviso contained in this Section 11.7), no provision of this Article XI will create any third party beneficiary or other rights in any Business Employee, former Business Employee, or other present or former employee including any dependent, survivor or beneficiary thereof, of Sellers in respect of employment (or resumed employment) with Purchaser and no provision of Article XI shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement which may be established or made available by Purchaser to the Transferred Employees; provided that the foregoing shall not diminish or impair the rights and remedies of a Transferred Employee under an Offer Letter, which has been executed and delivered by the parties thereunder as contemplated herein.

                                  ARTICLE XII.

                                   TERMINATION

     Section 12.1. Termination. Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

          (a) By mutual written consent of Purchaser and Genuity.

          (b) By Purchaser upon five (5) Business Days notice if, at or before the Closing Date, satisfaction of any condition set forth in Section 7.2 is or becomes impossible (other than through the breach by Purchaser of any of its representations or warranties or the failure of Purchaser to perform any of its obligations pursuant to this Agreement) and Purchaser shall not have waived such condition in writing at or before the Closing Date.

          (c) By Sellers upon five (5) Business Days notice if, at or before the Closing Date, satisfaction of any condition set forth in Section 7.1 is or becomes impossible (other than through the breach by Sellers of any of their representations or warranties or the failure of Sellers to perform any of their obligations pursuant to this Agreement) and Sellers shall not have waived such condition in writing at or before the Closing Date.

          (d) By Purchaser, immediately if any of the following shall have occurred:

               (i) any Seller (A) agrees in writing, (B) publicly announces its intention, or (C) is authorized by its board of directors either
          (x) to proceed with an Alternative Transaction other than in accordance with the Bidding Procedures, irrespective of whether or not such Alternative Transaction is approved by the

          Bankruptcy Court and/or consummated, or (y) not to sell, transfer, lease or otherwise dispose of, directly or indirectly, including through an assets sale, stock sale, merger, reorganization or other similar transaction, all or a material portion of the Purchased Assets to Purchaser or a Third Party whether as a result of the proposal of a stand alone plan of reorganization or otherwise;

               (ii) the Bankruptcy Court approves an Alternative Transaction, or an Alternative Transaction is consummated;

               (iii) prior to the Closing, other than in accordance with the Bidding Procedures, any Seller files a motion with the Bankruptcy Court to approve a sale to a Third Party of all or any material portion of the Purchased Assets which under this Agreement are intended to be conveyed to Purchaser;

               (iv) prior to Closing, any Seller files with the Bankruptcy Court a plan of reorganization the form and content of which has not been approved by Purchaser;

               (v) the voluntary dismissal or conversion of the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code;

               (vi) either (x) the Sale Order is not entered by January 31, 2003, (y) the Sale Order is not a Final Order by February 14, 2003 (or if the Sale Order was entered in the ten (10) days prior to such date and no appeal has been perfected, eleven (11) days after the date the Sale Order was entered) or (z) the Bankruptcy Court shall have denied the Sale Motion; or

               (vii) either (x) the Settlement Agreement Order is not entered by January 31, 2003, (y) the Settlement Agreement Order is not a Final Order by February 14, 2003 (or if the Settlement Agreement Order was entered in the ten (10) days prior to such date and no appeal has been perfected, eleven (11) days after the date the Settlement Agreement Order was entered), or (z) the Bankruptcy Court shall have denied a motion seeking approval of the Settlement Agreement Order.

          (e) By Purchaser, immediately if any of the following shall have occurred:

               (i)  Prior  to  the   Closing   Date  the   Bankruptcy   Case  is
          involuntarily dismissed;

               (ii) Sellers fail to commence the Bankruptcy Case within five (5) Business Days of the date of this Agreement;

               (iii) Sellers fail to file the Sale Motion or a motion seeking approval of the Settlement Agreement Order within five (5) Business Days of commencing the Bankruptcy Case; or

               (iv) Sellers fail to obtain the Bidding Procedures Order within twenty one (21) days following the commencement of the Bankruptcy Case.

          (f) After February 15, 2003 (or if both the Sale Order and Settlement Agreement Order were entered prior to such date (with at least one of such Orders being entered into in the ten (10) days prior to such date) and no appeal has been perfected, twelve (12) days after the date the last such Order was entered) by Purchaser or Sellers, if the Closing has not occurred on or before such date, provided that the right to terminate pursuant to this clause shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

          (g) By Sellers if the Bankruptcy Court approves an Alternative Transaction.

     Section 12.2. Effect of Termination; Expense Reimbursement; Breakup Fee.

          (a) In the event this Agreement is terminated pursuant to Section 12.1, all further obligations of the parties hereunder shall terminate, except for the obligations set forth in the third sentence of Section 5.2, the second sentence of Section 6.1(a), the last clause of Section 6.1(b), this Section 12.2 and Article XIII (to the extent applicable to the aforesaid surviving provisions), and except that nothing in this Section
     12.2 shall relieve any party hereto of any liability for the willful breach of any of the covenants or of any of the representations or warranties contained in this Agreement prior to such termination.

          (b) Upon the termination of this Agreement pursuant to Section 12.1 other than pursuant to Section 12.1(c), Purchaser may provide to Seller a reasonably detailed calculation of the actual out-of-pocket costs and expenses (including, without limitation, the reasonable and documented fees and expenses of its outside counsel) incurred by Purchaser in connection with its due diligence investigation of Sellers and the negotiation and execution of this Agreement and the transactions contemplated hereby and thereupon Sellers shall pay Purchaser in cash an amount equal to such costs and expenses (the "Expense Reimbursement"); provided, however, that in no event shall the Expense Reimbursement exceed $3 million less the amount previously paid pursuant to the Fee Reimbursement Letter as provided in
     Section 13.5.

          (c) Upon the termination of this Agreement  (i) by Sellers pursuant to
     Section 12.1(g); or (ii) at a time when Purchaser has the right to terminate this Agreement pursuant to (A) both Section 12.1(b) (by virtue of a breach of 6.7(d) or (e)) and 12.1(d)(vi) or (vii), or (B) Section 12.1(d)(i) through (v), Sellers shall concurrently with such termination pay Purchaser an amount in cash equal to $10 million (the "Breakup Fee") by wire transfer of immediately available funds to an account designated in writing by Purchaser. If this Agreement is terminated at a time when Purchaser has the right to terminate this Agreement pursuant to Section 12.1(d)(vi) or (vii) (but is not entitled to immediate payment of the
     Breakup Fee) and within six months after such termination Sellers enter into an agreement with respect to a Superior Transaction, then upon consummation of such Superior Transaction (or a similar Superior Transaction with the original counterparty to such Superior Transaction) whether during or after such six month period, Sellers shall pay Purchaser an amount in cash equal to the Breakup Fee by wire transfer of immediately available funds to an account designated in writing by Purchaser. In no event shall more than one Breakup Fee be payable.

          (d) Purchaser and Sellers hereby agree that the Expense Reimbursement and the Breakup Fee: (i) are not a penalty, but rather, are a reasonable estimate of the damages to be suffered by Purchaser in the event the transactions contemplated by this Agreement are not consummated under the circumstances set forth herein, (ii) are a necessary inducement for Purchaser to propose the transactions contemplated by this Agreement and
     (iii) shall be the sole remedy of Purchaser for breach of this Agreement (other than non-payment of the Expense Reimbursement) if this Agreement is terminated under circumstances where the Breakup Fee is payable.

                                 ARTICLE XIII.

                            MISCELLANEOUS PROVISIONS

     Section 13.1. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) one (1) Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid), or
(c) seven (7) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Notice by Purchaser to Genuity shall be deemed to be notice to all Sellers. Such notices, demands and other communications shall be sent to Sellers and to Purchaser at the addresses indicated below:

         If to any Seller:              Genuity Inc.
                                        225 Presidential Way
                                        Woburn, MA 01801
                                        Attention:  General Counsel


              With a copy to:           Skadden, Arps, Slate, Meagher & Flom LLP
              (which shall not          Four Times Square
              constitute notice)        New York, NY 10036-6522
                                        Attention:  J. Gregory Milmoe, Esq.

                                        and

                                        Skadden, Arps, Slate, Meagher & Flom LLP
                                        One Beacon Street
                                        Boston, MA 02108-3194
                                        Attention:  Kent A. Coit, Esq.


         If to Purchaser:               Level 3 Communications, LLC
                                        c/o Level 3 Communications, Inc.
                                        1025 Eldorado Boulevard
                                        Broomfield, CO  80021
                                        Attention:  General Counsel


              With a copy to:           Willkie Farr & Gallagher
              (which shall not          787 Seventh Avenue
              constitute notice)        New York, New York 10019
                                        Attention:  John S. D'Alimonte, Esq.

or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

     Section 13.2. Amendments. The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by all of the parties hereto.

     Section 13.3. Assignment and Parties in Interest.

          (a) Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated (by operation of law or otherwise) by either party hereto except with the prior written consent of the other party hereto; provided, however, that
     (i) prior to or after the Closing, Purchaser may assign all or any part of its rights hereunder to any Affiliate of Purchaser, provided that such assignment is subject to the restrictions of the Bankruptcy Code and no such assignment shall relieve Purchaser of its obligations hereunder, and
     (ii) after the Closing, Purchaser may assign all of its rights hereunder to any other Person which acquires all or substantially all of the assets of, or equity interest in, the Business.

          (b) This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

     Section 13.4. Announcements. All press releases, notices to customers and suppliers and similar public announcements prior to or within five days after the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both Purchaser and Genuity prior to the issuance thereof; provided that either party may make any public disclosure it believes in good faith is required by law, regulation or rule of any stock exchange on which its securities are traded (in which case the disclosing party shall use reasonable efforts to advise the other party prior to making such disclosure and to provide the other party a reasonable opportunity to review the proposed disclosure).

     Section 13.5. Expenses. Upon entering into this Agreement, Genuity shall pay to Purchaser all amounts payable to Purchaser under the Fee Reimbursement Letter through the date hereof and all further obligations of the parties under such letter shall terminate. After the date hereof, except as otherwise expressly set forth in this Agreement, each party to this Agreement shall bear all of its legal, accounting, investment banking, and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

     Section 13.6. Entire Agreement. This Agreement (including the Ancillary Agreements and the Exhibits and Schedules attached hereto and thereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, including, without limitation, the Fee Reimbursement Letter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

     Section 13.7. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     Section 13.8. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

     Section 13.9. Governing Law; Venue.

          (a) This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein and the Bankruptcy Code, to the extent applicable.

          (b) Any proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may only be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

          (c) During the pendency of the Bankruptcy Case any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may only be brought against any of the parties in the Bankruptcy Court, and each of the parties consents to the jurisdiction of the Bankruptcy Court (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

          (d) Process in any Proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     Section 13.10. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of construction shall be applied against any party. Any references to any Legal Requirement shall also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise specifically stated: (a) a term has the meaning assigned to it by this Agreement; (b) including means "including but not limited to"; (c) "or" is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; (e) provisions apply to successive events and transactions; (f) "$" means the currency of the United States of America;
and (g) "written" or "writing" includes "e-mail" and other similar forms of electronic communication.

     Section 13.11. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Legal Requirements, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

     Section 13.12. Specific Performance. Without limiting or waiving in any respect any rights or remedies of Purchaser under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

     Section 13.13. Ancillary Agreements. To the extent the provisions of any Ancillary Agreement conflict with the provisions of this Agreement, the provisions of this Agreement shall control.

     Section 13.14. Genuity Acting on Behalf of Sellers. For all purposes hereunder (including performance of obligations), except where the context expressly requires otherwise, Genuity may act on behalf of, and Purchaser shall accept performance by, and may tender performance to, Genuity on behalf of, any and all Sellers. Unless otherwise directed by Sellers in writing to Purchaser, the payment of money by Purchaser to Genuity shall be deemed a payment of money by Purchaser to Sellers as their interests may appear.

                  [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, Sellers, Purchaser and Parent have executed and delivered this Agreement as of the day and year first written above.

GENUITY INC.

By:   /s/ Paul R. Gudonis
      Name: Paul R. Gudonis
      Title: Chief Executive Officer

GENUITY INTERNATIONAL INC.

By:   /s/ Daniel P. O'Brien
      Name: Daniel P. O'Brien
      Title: Vice President and Chief Financial Officer

GENUITY INTERNATIONAL
   NETWORKS INC.

By:   /s/ Daniel P. O'Brien
      Name: Daniel P. O'Brien
      Title: Executive Vice President and Chief Financial Officer

GENUITY SOLUTIONS INC.

By:   /s/ Daniel P. O'Brien
      Name: Daniel P. O'Brien
      Title: Executive Vice President and Chief Financial Officer


GENUITY TELECOM INC.

By:   /s/ Daniel P. O'Brien
      Name: Daniel P. O'Brien
      Title: Vice President and Chief Financial Officer

GENUITY EMPLOYEE HOLDINGS LLC

By:   /s/ Daniel P. O'Brien
      Name: Daniel P. O'Brien
      Title: Manager

LEVEL 3 COMMUNICATIONS, LLC

By:   /s/ Thomas C. Stortz
      Name: Thomas C. Stortz
      Title: Group Vice President

LEVEL 3 COMMUNICATIONS, INC.

By:   /s/ James Q. Crowe
      Name: James Q. Crowe
      Title: Chief Executive Officer

                                    EXHIBIT A

     "Adjustment Report" shall have the meaning set forth in Section 2.6.

     "Adjustments" shall have the meaning set forth in Section 2.4.

     "Affiliate" means "affiliate" as defined in Rule 405 promulgated under the Securities Act; provided, however, in no event shall Verizon or its subsidiaries be deemed an Affiliate of any Seller.

     "Agreement" shall have the meaning set forth in the preamble, and shall include all Schedules and Exhibits hereto.

     "Allegiance Payment" means the payment of $35 million due on or about February 1, 2003 pursuant to the Integrated Network Solution Purchase Agreement between Genuity and Allegiance Telecom Company Worldwide.

     "Alternative Transaction" means any one of the following transactions with or by a Third Party: (a) a merger, consolidation or similar transaction involving any Seller, or (b) a sale, lease or other disposition directly or indirectly by merger, consolidation, tender offer, share exchange or otherwise of assets of Sellers representing 5% or more of the consolidated assets of Sellers, excluding the Excluded Matters; provided, however, that as used in
Article XII, the phrase "representing 5% or more of" in the foregoing clause (b) shall be replaced with the words "constituting a majority of."

     "Ancillary  Agreements"  means,   collectively,   the  Transition  Services
Agreement, the Assumption Agreement, the Bill of Sale, the Escrow Agreement and the Intellectual Property Assignment Agreement.

     "Annualized Recurring Revenues" is intended to reflect the annualized "run rate" of revenue of Sellers as of the Closing Date for both the Business and Excluded Matters, and means the product of (a) the sum, without duplication, of (x) Genuity's consolidated revenues attributable to the Customer Contracts in effect as of the date hereof determined in accordance with GAAP Consistency and the Company's accounting practices as of the date hereof for the last two full calendar months ending prior to the Closing Date, and (y) with respect to Customer Contracts or service orders entered into after the date hereof, having a term through at least June 30, 2003, two times the amount of the monthly recurring revenue with respect to such Customer Contract or service orders; excluding, however, in the case of (x) and (y), (i) revenues attributable to any Customer Contract or service order thereunder (other than (A) a Customer Contract subject to a Lapse Request, (B) a Customer Contract which has lapsed or terminated as a result of Purchaser having delivered to Sellers a Lapse Request with respect to such Customer Contract (it being understood and agreed that for purposes of this definition the monthly recurring revenues attributable to such Customer Contract for the last two full calendar months prior to such lapse or termination shall be included) and (C) a Customer Contract with Purchaser or its Affiliates) for which a notice of termination or cancellation has been given whether at or before the Closing Date, (ii) one-time, extraordinary, or non-recurring revenues,

(iii) revenues recognized as a result of cancellation of Contracts, and (iv) voice revenues including VOIP revenues in excess of $2,295,000 and (b) six.

     "AOL" means America Online, Inc.

     "Arbiter" shall have the meaning set forth in Section 2.6(c).

     "Assessment Date" means with respect to each Governmental Agency that imposes Property Taxes, the calendar date as of which the value of the real or personal property is fixed for purposes of determining the amount of the
Property  Tax.  The  Assessment   Date  for  certain  States  is  set  forth  in
Schedule 1.7.

     "Assumed Contracts" means the Contracts to which any Seller is a party, which are: (a) set forth on Schedule 1.1, (b) Assumed Customer Contracts, or
(c) Undesignated Agreements and Underlying Service Agreements which Purchaser elects, in writing, in accordance with this Agreement, to assume on or prior to the Election Date.

     "Assumed  Customer  Contract"  shall have the  meaning set forth in Section
2.8.

     "Assumed Leases" means the Leases to which any Seller is a party, which are: (a) set forth on Schedule 1.2, or (b) Undesignated Agreements and Underlying Service Agreements which Purchaser elects, in writing, in accordance with this Agreement, to assume on or prior to the Election Date.

     "Assumed Liabilities" means only the following Liabilities of Sellers relating to the Business: (a) with respect to Assumed Contracts and Assumed Leases, any Liability arising with respect to the performance after the Assumption Date of the Assumed Contracts and the Assumed Leases, excluding any Liability resulting from any breach thereof by any Seller on or prior to the Assumption Date, (b) any Liability arising after the Closing Date in connection with the operation of the Business or the ownership of the Purchased Assets by Purchaser, (c) Straddle Period Property Taxes to the extent provided in Section 6.4(a), (d) the Allegiance Payment and the Verizon Payment, in each case only to the extent the Purchase Price has been reduced with respect thereto pursuant to
Section 2.5(b)(ii) and (e) service credits pursuant to service level agreements that constitute Assumed Customer Contracts, only to the extent that the amount of such service credits results in an Adjustment pursuant to Section 2.4(b), in each case excluding Excluded Liabilities.

     "Assumption Agreement" means the Assumption Agreement to be executed at Closing by Purchaser, in the form attached hereto as Exhibit B.

     "Assumption Date" means the date as of which an Assumed Contract, Assumed Lease or Assumed Customer Contract is assumed by a Seller in the Bankruptcy Case and assigned to the Purchaser pursuant to an Order of the Bankruptcy Court (which may be the Sale Order), in accordance with the terms of this Agreement. The Assumption Date with respect to the Assumed Contracts listed on
Schedule 1.1, the Assumed Leases listed on Schedule 1.2 and the Customer Contracts that are Assumed Customer Contracts as of the Closing Date, shall be the Closing Date.

     "Bankruptcy Cases" shall have the meaning set forth in the Recitals hereto.

     "Bankruptcy Code" shall have the meaning set forth in the Recitals hereto.

     "Bankruptcy Court" shall have the meaning set forth in the Recitals hereto.

     "Base Price" shall have the meaning set forth in Section 2.3.

     "Bidding Procedures Order" shall have the meaning set forth in Section 6.2(a).

     "Bill of Sale" means the Bill of Sale to be executed at Closing by Sellers, in the form attached hereto as Exhibit C.

     "Breakup Fee" shall have the meaning set forth in Section 12.2.

     "Building" means the buildings owned by Sellers located at 225 and 235 Presidential Way, Woburn, MA 01801.

     "Business" means the business operations conducted by the Sellers and their subsidiaries (other than Integra S.A. and its subsidiaries) on the date hereof, including the business of providing to customers Internet access, modem services, DSL aggregation, Web hosting, transport and value-added eBusiness services, which include virtual private network services, managed security services and VOIP services.

     "Business Day" means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the City of New York.

     "Business Employee Offeree" shall have the meaning set forth in Section 11.1(b).

     "Business  Employee  Offeree  Schedule" shall have the meaning set forth in
Section 11.1(b).

     "Business Employee Schedule" shall have the meaning set forth in Section 11.1(a).

     "Business Employees" means all employees of Sellers who, on the applicable date primarily perform services for the Business.

     "Cap" shall have the meaning set forth in Section 10.2(a).

     "Circuit Service" means colocation and telecommunications circuit service, including, without limitation, backhaul circuits, access aggregation circuits, managed modem access circuits, tail circuits, peering circuits, PRI circuits, and other offnet services.

     "Closing" shall have the meaning set forth in Section 9.1.

     "Closing Date" shall have the meaning set forth in Section 9.1.

     "COBRA" shall have the meaning set forth in Section 11.6.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" shall have the meaning set forth in Section 3.5.

     "Confidentiality Agreement" means that certain Confidentiality Agreement, dated as of August 23, 2002, between Level 3 Communications, Inc. and Genuity.

     "Contracts" means all contracts, agreements, binding commitments, binding arrangements and instruments to which any Seller is a party and relating to the Business, including any tariffs under which Sellers purchase services.

     "Control Group" means a controlled group of corporations of which any Seller is a member within the meaning of Section 414(b) of the Code, any group of corporations or entities under common control with any Seller within the meaning of Section 414(c) of the Code or any affiliated service group of which any Seller is a member within the meaning of Section 414(m) of the Code.

     "Cure Amounts" means all amounts payable in order to effectuate, pursuant to the Bankruptcy Code, the assumption by the Sellers and the assignment to the Purchaser of any Assumed Contract or Assumed Lease.

     "Customer Contract" shall have the meaning set forth in Section 2.8.

     "Customer  Contract  Election  Date"  shall have the  meaning  set forth in
Section 2.8.

     "Customer  Contract  Schedule"  shall have the meaning set forth in Section
2.8.

     "Damages" means any losses, amounts paid in settlement, claims, damages, Liabilities, obligations, judgments and reasonable out-of-pocket costs (including, without limitation, costs of investigation or enforcement), expenses and attorneys' fees, including, without limitation, (i) any consequential damages or (ii) any special or punitive damages assessed against an Indemnified Party in a Third Party action.

     "Delay Cost" means, without duplication, (a) if the Closing occurs on or prior to December 31, 2002, zero, (b) if the Closing occurs after December 31, 2002 and on or prior to January 31, 2003, the product of
(i) $326,087, and (ii) the number of days after December 31, 2002 to and including the Closing Date, (c) if the Closing occurs after January 31, 2003 and on or prior to February 15, 2003, $10,108,697 plus the product of (i) $835,389 and (ii) the number of days after January 31, 2003 to and including the Closing Date, or (d) if the Closing occurs after February 15, 2003, $22,639,532 plus the product of (i) $1,309,302 and (ii) the number of days after February 15, 2003 to and including the Closing Date.

     "Election Date" means the date which is three (3) months following the Closing Date; provided, however, with respect to any Undesignated Agreement that is first identified to Purchaser after the Closing Date, the Election Date shall be no earlier than twenty (20) Business Days after Sellers deliver to Purchaser a true, correct and complete copy of the Undesignated Agreement.

     "Employee Benefit Plan" means any Employee Pension Benefit Plan, Employee Welfare Benefit Plan, Multiemployer Plan, retirement, savings stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements (whether or not subject to ERISA) as to which both (A) any employee or former employee of the Business has any present or future right to benefits, and
(B) Sellers or any of their affiliates have any present or future Liability.

     "Employee  Pension  Benefit  Plan"  shall  have the  meaning  set  forth in
Section 3(2) of ERISA.

     "Employee  Welfare  Benefit  Plan"  shall  have the  meaning  set  forth in
Section 3(l) of ERISA.

     "Environmental Laws" means any Legal Requirement relating to protection of human health, safety, the environment, and natural resources, including without limitation Hazardous Materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water runoff, waste emissions or wells. Without limiting the generality of the foregoing, the term will encompass each of the following statutes, and the regulations promulgated thereunder, in each case as in effect as of Closing: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. Section 9601 et seq., "CERCLA"); (b) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq., "RCRA");
(c) the Hazardous Materials Transportation Act (49 U.S.C Section 1801 et seq., "HMTA"); (d) the Toxic Substances Control Act (15 U.S.C. Section 2061 et seq., "TSCA"); (e) the Clean Water Act (33 U.S.C. Section1251 et seq.); (f) the Clean Air Act and Amendments (42 U.S.C. Section 7401 et seq.); (g) the Safe Drinking Water Act (21 U.S.C. Section 349); 42 U.S.C. Section 201 and Section 300 et seq.); (h) the National Environmental Policy Act of 1969 (42 U.S.C. Section
4321); (i) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C., "SARA"); and (j) Title III of the Superfund Amendment and Reauthorization Act (42 U.S.C.
Section 11,001 et seq.).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agent" means a financial institution acting as escrow agent pursuant to the Escrow Agreement, that is mutually acceptable to Purchaser and Sellers.

     "Escrow  Agreement"  means the escrow  agreement  to be entered into by and
among  the  Escrow  Agent,   Sellers  and  Purchaser  as  of  the  Closing  Date
substantially in the form of Exhibit D hereto.

     "Escrow Amount" shall have the meaning set forth in Section 2.5.

     "Escrowed Funds" means amounts on deposit with the Escrow Agent pursuant to the terms of the Escrow Agreement.

     "Estimated Severance Amount" has the meaning set forth in Section 2.5.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded  Agreements"  means  (a) those  Contracts  and  Leases  listed on
Schedule 1.6, (b) Excluded Customer Contracts, and (c) any Underlying Service Agreement or Undesignated Agreement that Sellers are not prohibited from rejecting in the Bankruptcy Case pursuant to Section 2.11.

     "Excluded Assets" means, collectively:

     (a) any cash or cash equivalents of Sellers (including for this purpose all collected funds and items in the process of collection received in bank accounts associated with Seller through 11:59 p.m., New York Time, on the day prior to the Closing Date, but not including cash held in imprest petty cash accounts of Sellers);

     (b) all Receivables;

     (c) any marketable securities beneficially owned by any Seller as of the Closing Date;

     (d) all refunds of, or credits for, Taxes with respect to periods prior to the Closing Date, other than refunds of, or credits for, Taxes described in clause (k) of the definition of the term Purchased Assets;

     (e) any assets of any Employee Benefit Plan maintained by Sellers or any of their Affiliates;

     (f) any property, casualty, workers' compensation or other insurance policy or related insurance services contract relating to Sellers or any of their Affiliates and any rights of Sellers or any of their Affiliates under such insurance policy or contract, other than rights under such insurance policies or contracts with respect to any Assumed Liability or any casualty affecting any of the Purchased Assets or any asset that would have been a Purchased Asset in the absence of the casualty;

     (g) any rights of Seller under this Agreement and the Ancillary Agreements;

     (h) any assets, properties or rights of Sellers listed on Schedule 1.3;

     (i) any Contract that is not an Assumed Contract and any Lease that is not an Assumed Lease;

     (j) any books, records and information related primarily to any of the Excluded Assets or Excluded Liabilities; provided, however, Seller shall furnish Purchaser copies of such books and records to the extent they relate to Assumed Contracts, Assumed Leases, Assumed Liabilities or Purchased Assets;

     (k) all past, present or future claims, causes of action, choses in action and rights or actions by any Seller against third parties, except to the extent relating to the Assumed Contracts, the Assumed Leases, the Assumed Liabilities and the other Purchased Assets;

     (l) the capital stock or other equity interest of any Seller or any of its subsidiaries; and

     (m) such other assets of Sellers as Purchaser shall expressly elect prior to the Closing Date to be "Excluded Assets" pursuant to a written notice to Sellers at least two (2) Business Days before the Closing Date.

     "Excluded  Customer  Contract"  shall have the meaning set forth in Section
2.8.

     "Excluded Liabilities" means all Liabilities of Sellers other than the Assumed Liabilities (for the avoidance of doubt, to the extent a Liability is listed as both an Assumed Liability and an Excluded Liability, such Liability shall constitute an Excluded Liability). Without limiting the generality of the foregoing, the Excluded Liabilities include (a) any Liability of any Seller:
(i) arising prior to or on the Closing Date (other than Straddle Period Property Taxes of the type set forth in clause (c) of the definition of Assumed
Liabilities),  or  (ii) arising  after the Closing Date to the extent related to any Excluded Asset, (b) any Liability of any Seller arising under any Environmental Law, (c) any Liability of any Seller or any of its Affiliates with respect to (i) Taxes, for any period ended on or prior to the Closing Date (other than Straddle Period Property Taxes of the type set forth in clause (c) of the definition of Assumed Liabilities), (ii) any Taxes in connection with the consummation of the transactions contemplated hereby (including any transfer taxes or income Taxes arising as a result of the transfer by Sellers to Purchaser of the Purchased Assets), (iii) any Taxes under any Tax sharing agreement to which any Seller is a party and (iv) any Taxes of any Person, which any Seller has assumed or becomes liable for as a transferee or successor, by contract, or otherwise, (d) any Liability of Sellers with respect to Indebtedness (other than capital leases that are Assumed Contracts) or Excluded Agreements, (e) without limiting Purchaser's obligations under Article XI, any Liability of Sellers with respect to Business Employees or former employees of any Seller or any of their Affiliates or Employee Benefits Plans, including any Liability of any Seller arising out of the WARN Act, (f) any Liability of any Seller arising out of: (i) any business or property formerly owned or operated by Sellers or any of their predecessors but not owned or operated by Sellers immediately prior to the Closing, (ii) any product shipped or manufactured by, or any services provided by, the Sellers prior to the Closing Date; or (iii) any claim of any creditor or equityholder of Sellers or any of their Affiliates in their capacity as such, whether arising prior to, on or after the Closing;
(g) any Liability of any Seller arising on or before the Closing Date to any Affiliate of such Seller; (h) any Liability of any Seller with respect to an Assumed Contract or Assumed Lease arising on or prior to the Assumption Date (for purposes of this clause (h), any Contract or Lease assumed by Purchaser pursuant to Section 2.8(d) or Section 2.9(d), shall be deemed to be an Assumed Contract or Assumed Lease, as the case may be, and the Assumption Date thereof shall be deemed to be the date of such assumption by Purchaser), (i) the Qwest
Payment, (j) the Allegiance Payment and the Verizon Payment, except to the extent such payments constitute Assumed Liabilities pursuant to clause (d) of the definition of such term; and (k) service credits under Assumed Customer Contracts with respect to periods prior to the Assumption Date, except to the extent constituting Assumed Liabilities pursuant to clause (e) of the definition of such term.

     "Excluded Matters" means the Excluded Assets and the Excluded Liabilities that are not Transition Matters, and do not arise out of Transition Matters.

     "Expense Reimbursement" shall have the meaning set forth in Section 12.2.

     "Fee Reimbursement Letter" means the letter dated October 5, 2002 between Parent and Genuity, as amended by letter dated October 24, 2002.

     "Final Order" means an order or judgment of the Bankruptcy Court, as entered on the docket of the Bankruptcy Court, that has not been reversed, stayed, modified, or amended, and as to which: (a) the time to appeal, seek review or rehearing or petition for certiorari has expired and no timely-filed appeal or petition for review, rehearing, remand or certiorari is pending; or
(b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure or other rules governing procedure in cases before the Bankruptcy Court, may be filed with respect to such order shall not cause such order not to be a Final Order.

     "Financial Statements" shall have the meaning set forth in Section 3.5.

     "Foreign Customer Contract" means any Customer Contract that involves facilities or service delivery points outside North America.

     "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

     "GAAP Consistency" means in accordance with GAAP applied on a basis consistent with that used in the preparation of the Financial Statements.

     "Genuity" shall have the meaning set forth in the preamble hereto.

     "Genuity  Severance  Plan"  shall  have the  meaning  set forth in  Section
11.3(a).

     "Governmental Agency" means (a) any international, foreign, federal, state, county, local or municipal government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

     "Governmental Approval" shall have the meaning set forth in Section 3.2.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Hazardous Materials" means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law or the Release of which is prohibited or regulated under any Environmental Law. Without limiting the generality of the foregoing, the term will include:
(a) "hazardous substances" as defined in CERCLA, SARA, or Title III of the Superfund Amendments and Reauthorization Act, each as amended to date, and regulations promulgated thereunder; (b) "hazardous waste" as defined in RCRA and regulations promulgated thereunder; (c) "hazardous materials" as defined in the HMTA, as amended to date, and regulations promulgated thereunder; (d) "chemical substance or mixture" as defined in the TSCA as amended to date, and regulations promulgated thereunder; (e) "petroleum," including crude oil or any fraction; and (f) "natural gas," including liquids and synthetic gas usable for fuel.

     "Implementation  Agreement  Conditions" shall have the meaning set forth in
Section 4.8.

     "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person, whether or not the Indebtedness secured thereby has been assumed,
(f) all direct or indirect guarantees or credit supports by such Person of Indebtedness of others, (g) all capital lease obligations of such Person,
(h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

     "Indemnified Party" shall have the meaning set forth in Section 10.4.

     "Indemnifying Party" shall have the meaning set forth in Section 10.4.

     "Insurance Policies" shall have the meaning set forth in Section 3.19.

     "Intellectual Property" means all of the following, owned or used in connection with the Business:

     (a) trademarks and service marks (registered or unregistered), trade dress, product configurations, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith;

     (b)  patents,  patentable  inventions,  discoveries,  improvements,  ideas, know-how, formula methodology, processes, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions;

     (c) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof;

     (d) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto;

     (e) databases and all database rights;

     (f) the Software;

     (h) Internet Web sites, domain names and applications and registrations pertaining thereto;

     (i) licenses, immunities, covenants not to sue and the like relating to the foregoing;

     (j) books and records describing or used in connection with the foregoing; and

     (k) claims or causes of action arising out of or related to infringement or misappropriation of the foregoing.

     "Intellectual Property Assignment Agreement" shall have the meaning set forth in Section 9.2.

     "Interim Balance Sheet" shall have the meaning set forth in Section 3.5(c).

     "Interim Balance Sheet Date" means September 30, 2002.

     "Inventory" shall have the meaning set forth in Section 3.9.

     "Jointly Owned Intellectual Property" means all Intellectual Property jointly owned by any Seller on the one hand and Verizon or its Affiliates on the other hand.

     "Knowledge" Sellers shall be deemed to have "Knowledge" of a particular fact or other matter if (a) any executive officer or other employee of any Seller listed on Schedule 1.5-1, is actually aware of such fact or other matter; or (b) any of such individuals would reasonably be expected to discover or otherwise become aware of such fact or other matter as a result of a reasonable inquiry which inquiry shall include, among other things with respect to each Person listed on Schedule 1.5 as a Knowledge Party, inquiry of the Persons listed opposite each such Knowledge Party's name on Schedule 1.5-2.

     "Leased Property" shall have the meaning set forth in Section 3.10(b).

     "Leases" shall have the meaning set forth in Section 3.10(b).

     "Legal Requirement" means any Order, statute, law, rule, regulation, constitutions, ordinance or treaty of any Governmental Agency or judicial interpretations with respect to the foregoing.

     "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

     "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, equitable interest, conditional sale or other title retention device or arrangement, occupancy agreement, license or lease, or security interest in, on or of such asset,
(b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     "Major Customers" shall have the meaning set forth in Section 3.25.

     "Major Suppliers" shall have the meaning set forth in Section 3.25.

     "Material Adverse Effect" means a material adverse effect with respect to the assets, liabilities, results of operations, properties or operational or financial condition of the Business, taken as a whole but excluding the Excluded Matters.

     "Material Personal Property" shall have the meaning set forth in Section 3.11.

     "Multiemployer Plan" shall have the meaning set forth in Section 3(37) of ERISA.

     "Network" means the equipment, fiber, outside plant, points of presence, leased circuits/ports, physical and logical connections, network managements systems, network operations centers, data centers, Personal Property, underlying rights, contracts and services working together in combination to provide the products and services provided under the Customer Contracts in or connected to the United States of America.

     "Non-Seller Subsidiary" means any subsidiary of any Seller other than (a) a Seller, and (b) Integra S.A. and its subsidiaries.

     "Non-Seller Subsidiary Customer Contract" means all of the Non-Seller Subsidiaries' contracts with their customers in connection with their business.

     "North American Business" means (a) the Business to the extent conducted in North America, (b) Sellers' facilities located in North America and the Sellers' interest in undersea cables connected to North America, and (c) the portion of Sellers' international services provided in North America.

     "North American Customer Contracts" means all Customer Contracts other than Foreign Customer Contracts.

     "Objection Notice" shall have the meaning set forth in Section 2.6.

     "Offer Letter" shall have the meaning set forth in Section 11.1(b).

     "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Agency.

     "Ordinary Course of Business" means: (a) consistent with the past practices of the Business on or prior to June 30, 2002 and in the ordinary course of the normal day-to-day operations of the Business; and (b) similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors of Genuity, in the ordinary course of the normal day-to-day operations of Sellers on or prior to June 30, 2002.

     "Owned Real Property" shall have the meaning set forth in Section 3.10(a).

     "Parent" shall have the meaning set forth in the preamble hereto.

     "Permit" means any permit, approval, authorization, license, variance permission or product registration required by a Governmental Agency under any Legal Requirement.

     "Permitted Liens" means, with respect to any Purchased Asset, (a) the Liens set forth on Schedule 1.4 hereto; provided, however, with respect to subleases of real property listed or referred to on Schedule 1.4 as to which one or more Sellers are the sublessor, such sublease shall only constitute a Permitted Lien to the extent
(A) such sublease constitutes an Assumed Lease, (B) the subtenant thereunder has the right under the Bankruptcy Code not to vacate the applicable premises, or
(C) such sublease constitutes an Underlying Service Agreement or Undesignated Agreement that Sellers are prohibited from rejecting pursuant to the terms of this Agreement; (b) liens for Taxes that constitute an Assumed Liability; (c) with respect to real property: (i) any covenants, conditions, restrictions, easements, encroachments, encumbrances, right of way, zoning restriction or other minor imperfections of title (other than a Lien securing any Indebtedness) with respect to such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy, operation or use of, such asset and the continuation of the present occupancy, operation or use of such asset; and (ii) mechanic's, materialmen's and similar liens with respect to amounts not yet due and payable; (d) Liens securing capital leases that are Assumed Contracts; and (e) Liens created solely by action of Purchaser at Closing.

     "Person"   means   any   individual,   partnership,   corporation,   trust,
association, limited liability company, Governmental Agency or any other entity.

     "Personal Property" means all of the machinery, fiber optic cable, equipment, test equipment, computers, tools, discs, molds and parts, vehicles, furniture, furnishings, Inventory, office supplies and other supplies, and other tangible personal property, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person (but excluding any Intellectual Property and Software) (a) owned by any Seller, or (b) used in connection with the Business, including all warranties and licenses (to the extent assignable in accordance with the Bankruptcy Code) received from manufacturers and sellers of the aforesaid items and any related claims, credits and rights of recovery with respect to such items.

     "Proceedings" has the meaning set forth in Section 3.20(a).

     "Property Taxes" shall have the meaning set forth in Section 6.4.

     "Purchase Price" shall have the meaning set forth in Section 2.3.

     "Purchased Assets" means all of Sellers' properties, assets, goodwill, rights and claims of whatever kind and nature, real or personal, tangible or intangible, known or unknown, actual or contingent and wherever situated, which are used in, held for use by, or related to the Business, but excluding all Excluded Assets, as the same may exist on the Closing Date (or the applicable Assumption Date with respect to Purchased Assets consisting of rights under any Assumed Contract or Assumed Lease assumed by a Seller and assigned to Purchaser after the Closing Date as provided herein), including, without limitation (other than the limitation above excluding from this definition all of the Excluded Assets), the following:

     (a) all Owned Real Property, including the Building (together with the buildings, structures, fixtures and all other improvements thereto) and leaseholds and rights in respect thereof and all easements and uses which benefit such property;

     (b) all Personal Property owned by any Seller;

     (c) all Inventory and inventory of the Business held at any location controlled by any Seller and any inventory of the Business previously purchased by any Seller and in transit to any Seller;

     (d) all rights to products sold or leased and to any products or services under research or development for the Business prior to or on the Closing Date;

     (e) all prepaid expenses (other than those relating solely to Excluded Assets and Excluded Liabilities);

     (f) all of the Intellectual Property;

     (g) all rights under all Assumed Contracts and Assumed Leases, including, without limitation: (i) any Seller's right to receive goods and services pursuant to, such agreements and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such Assumed Contracts and Assumed Leases and (ii) all security deposits with respect to Assumed Contracts and Assumed Leases;

     (h) all books and records relating primarily to the Business (including such books and records as are contained in computerized storage media), including, without limitation, books and records related to inventory, purchasing, accounting, sales, pricing, research and development, quality control, engineering, manufacturing, maintenance, repairs, marketing, banking, Intellectual Property, shipping records, personnel files for Transferred Employees and all files, customer and supplier lists, records, literature and correspondence and other communication; provided, however, that Sellers shall be entitled to make and retain copies of such books and records: (i) to the extent they relate to Excluded Assets or Excluded Liabilities, (ii) to the extent necessary or useful for the administration of any action to which it is a party, the filing of any Tax Return or compliance with applicable laws, (iii) to the extent consisting of personnel files or (iv) to the extent they relate to the services provided under the Transition Service Agreement;

     (i) to the extent legally assignable, all Permits held by Sellers or applications therefor;

     (j) claims, deposits, prepayments, prepaid assets, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment of or made by Sellers as of the Closing Date, including, any such rights of Sellers under any property, casualty, workers' compensation or other Insurance Policy, except to the extent constituting or related to Excluded Assets or Excluded Liabilities;

     (k) all refunds of, or credits for, Taxes which Purchaser paid or that constitute an Assumed Liability;

     (l) all other assets reflected on the Interim Balance Sheet, except to the extent disposed of since the Interim Balance Sheet Date; and

     (m) any other tangible or intangible assets of Seller primarily related to the Business and which are of a nature not customarily reflected in the books and records of a business, such as assets which have been written off for accounting purposes but which are still used by, or of value to, the Business.

     "Purchaser" shall have the meaning set forth in the preamble hereto.

     "Purchaser Cure Amounts" with respect to any Contract or Lease to be assumed by Sellers and assigned to Purchaser pursuant to the terms of this Agreement means the portion of the Cure Amount arising out of Purchaser Transition Breaches.

     "Purchaser Transition Breaches" with respect to any Contract or Lease to be assumed by Sellers and assigned to Purchaser pursuant to the terms of this Agreement means the failure by Purchaser to perform its obligations under the Transition Services Agreement with respect to such Contract or Lease after the Closing Date (or in the case of Undesignated Agreements, the date, if later, that such Contract or Lease was identified to Purchaser in writing by Sellers as an Undesignated Agreement).

     "Purchaser Protection Superpriority Claims" shall have the meaning set forth in Section 6.2.

     "Purchaser's  Allocation"  shall  have the  meaning  set  forth in  Section
2.12(a).

     "Qualified Bid" shall have the meaning set forth in the Bidding Procedures Order.

     "Qwest Payment" means the $25 million payment due on or about January 2003 pursuant to the Out of Region Integrated Network Solutions Purchase Agreement, as amended between Genuity and Qwest Enterprise America, Inc.

     "Receivables" means all accounts receivable, trade accounts and trade notes of Sellers.


     "Rejection   Claims"  means  the  allowed   rejection  claims  pursuant  to
Section 365 of the Bankruptcy Code against Sellers based solely on the rejection by Sellers in the Bankruptcy Case of Leases listed on Schedule 3.10(b)-1, Contracts listed on Schedules 3.11(b), 3.14(a) or 3.15(c), tariffs, or Customer Contracts listed on the Customer Contract Schedule (including any incremental increase in the amount of the rejection claim relating to the renewal of any Contract or Lease as described in Section 2.3(d) of the Transition Services Agreement); provided, however, in calculating the Rejection Claims the following rejection claims shall, without duplication, be excluded:


          (i) rejection claims of Verizon and its Affiliates and of Non-Seller Subsidiaries;


          (ii)  with  respect  to each  Contract  or  Lease  that is  listed  on
     Schedule 1.9(a) (the "Identified Agreements"), the amount of any rejection claim in excess of the amount in the column headed "Rejection Claim" set forth on such Schedule opposite such Identified Agreement (in calculating the amount of rejection claims for purposes of this subparagraph (ii), no rejection claims with respect to Circuit Vendor Contracts under the Identified Agreements shall be included);


          (iii) with respect to each tariff or agreement for Circuit Service with a counterparty listed on Schedule 1.9(b) (a "Circuit Vendor Contract"), the amount, which when taken with all other rejection claims by such counterparty with respect to Circuit Vendor Contracts in the relevant column, exceeds the amount set forth on such Schedule opposite such counterparty in the relevant column of such Schedule (for the avoidance of doubt, any rejection claims relating to "take or pay" or minimum commitments to purchase Circuit Services reflected in an Identified Agreement will be governed by clause (ii) rather than this clause (iii));


          (iv) with respect to each Contract or Lease that is not an Identified Agreement or a Circuit Vendor Contract, but which is with a counterparty listed on Schedule 1.9(c) (the "Miscellaneous Contracts"), the amount of rejection claims which when taken together with all other rejection claims with respect to Miscellaneous Contracts exceeds $14 million;


          (v) all rejection claims relating to Contracts or Leases that are not Identified Agreements, Circuit Vendor Contracts or Miscellaneous Contracts;


          (vi) any rejection claim relating to any Lease or Contract, to the extent attributable to the failure of Sellers to reject such Lease or Contract, on the later of (x) the Closing Date, and (y) the first day on which it was permitted to reject such Lease or Contract, pursuant to the terms of this Agreement;


          (vii) rejection claims with respect to periods prior to any commencement of the Bankruptcy Cases other than up to $40 million of rejection claims that were accrued in accordance with GAAP Consistency prior to the commencement of the Bankruptcy Cases;


          (viii) rejection claims and administrative claims with respect to the period from the commencement of the Bankruptcy Cases to the Assumption Date;


          (ix) rejection claims arising from Contracts: (i) with respect to which (A) a Non-Seller Subsidiary is a co-obligor and (B) Purchaser requested pursuant to Section 2.8(e) that the Non-Seller Subsidiary's rights be assigned to a Seller, and then subsequently assigned to Purchaser; and (ii) which assignment to Purchaser was not consummated; and


          (x) rejection claims excluded by virtue of Section 5.1(b)(ii)C.

     "Related Person" means any member of the immediate family of any Affiliate of any Seller or of any director or officer of any Seller or any Affiliate of any Seller.

     "Release"  means  any  spilling,   leaking,  pumping,  pouring,   emitting,
emptying,  discharging,   injecting,  storing,  escaping,  leaching,  migrating,
dumping, burying, abandoning or disposing into the environment.

     "Renewal  Expiration  Date"  shall  have the  meaning  set forth in Section
5.1(b).

     "Renewal Request" shall have the meaning set forth in Section 5.1(b)(ii).

     "Retention Agreement" shall have the meaning set forth in Section 11.1(a).

     "Sale Motion" shall have the meaning set forth in Section 6.2(a).

     "Sale Order' shall have the meaning set forth in Section 6.2(a).

     "Schedule Updates' shall have the meaning set forth in Section 5.5.

     "Schedules" means, collectively, the various Schedules referred to in this Agreement delivered separately to Purchaser on or before the date of this Agreement and initialled by the parties. No item included on any one Schedule to this Agreement shall be deemed to be included on any other Schedule to this Agreement, except to the extent expressly cross-referenced.

     "SEC Reports" shall have the meaning set forth in Section 3.5.

     "Section  5.1  Agreements"  shall  have the  meaning  set forth in  Section
5.1(b).

     "Section 5.1 Consent" shall mean the written consent of Purchaser approving
(a) any action of Sellers for which the consent of Purchaser is required pursuant to Section 5.1, or (b) a waiver of any requirement set forth in Section 5.1, but only to the extent that (i) such written consent indicates on its face that it is a "Section 5.1 Consent", (ii) the written consent is delivered pursuant to the notice provisions of Section 13.1 or the e-mail notification provisions of Section 5.1(e), and (iii) the written consent is signed by Raouf Abdel or such other person specifically designated by Purchaser to Sellers as authorized to execute Section 5.1 Consents.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Seller Intellectual Property" means all Intellectual Property other than Jointly Owned Intellectual Property.

     "Sellers" shall have the meaning set forth in the preamble hereto.

     "Settlement Agreement" means the Genuity Settlement Agreement and Mutual Release, dated as of the date of this Agreement, by and between Genuity and Verizon as in effect on the date hereof.

     "Settlement Agreement Order" means an order of the Bankruptcy Court granting Bankruptcy Court approval of the Settlement Agreement.

     "Severance Amount" means the sum of (a) the product of (i) the maximum amounts payable by Purchaser pursuant to Section 11.3(a)(ii), together with any related FICA, employment or similar Taxes that would be payable, and (ii) a fraction, the numerator of which is the number of Transferred Employees as of the Closing Date less four hundred (400), and the denominator of which is the number of Transferred Employees as of the Closing Date and (b) the maximum amounts payable by Purchaser pursuant to Section 11.3(b)(ii), together with any related FICA, employment or similar Taxes that would be payable.

     "Software" means (a) all computer software owned or used by any Seller in the Business; (b) the object code, or machine-readable form, of such software;
(c) the password unprotected interpretive code or source code, or human readable form, of such software, including, but not limited to, all source files, uncompiled code, graphics, and audio source files, instructions, control logic, flow charts, internal documentation, designs, drawings, prints, technical data and such other documentation as is necessary to recreate, revise, modify or enhance such software or any portion thereof; (d) all materials provided in connection with such software, including, but not limited to, all diskettes, tapes, and print, informational or instructional materials relating to such software; and (e) all copies of any of the foregoing in the possession or control of any Seller.

     "Straddle  Period  Property  Taxes"  shall  have the  meaning  set forth in
Section 6.4.

     "Superior Transaction" means an Alternative Transaction which has a value to the Sellers greater than the consideration to Sellers pursuant to this Agreement, including payment of the Purchase Price (taking into account Delay Costs and Adjustments pursuant to Article II) and assumption of the Assumed Liabilities, assuming that the closing of the transactions contemplated by this Agreement occurred on the date of termination of this Agreement.

     "Takeover Proposal" means any inquiry, proposal or offer from any Third Party, whether in writing or otherwise, relating to any Alternative Transaction.

     "Tax Return" means any report, return, information return or other information required to be supplied to a Governmental Agency in connection with Taxes.

     "Taxes" means all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income,  gross receipts,  excise,  employment,  sales, use,  transfer,  license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental (including taxes under Code Section 59A), premium, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Agency, including any interest, penalties or additions thereto, whether disputed or not.

     "Third Party" means any Person or group other than Purchaser and its Affiliates.

     "Transferred Employee Termination Date" shall have the meaning set forth in
Section 11.3(a).

     "Transferred Employees" shall have the meaning set forth in Section 11.1.

     "Transition Matters" means the (a) Customer Contracts prior to the Customer Contract Election Date, and (b) the Undesignated Agreements and the Underlying Service Agreements in either case prior to either (i) the Assumption Date with respect to such Undesignated Agreement or Underlying Service Agreement, or
(ii) the first day on which such Undesignated Agreement or Underlying Service Agreement may be rejected by Sellers without violating the restrictions on rejection of Contracts and Leases contained in this Agreement.

     "Transition Services Agreement" means the transition services agreement to be entered into between Purchaser and Sellers at Closing, in the form attached hereto as Exhibit E. "Underlying Service Agreements" means (a) those Contracts and Leases listed on Schedule 1.8 and (b) all tariffs not listed on Schedule 1.6.

     "Undesignated  Agreement"  means  any  Contract  or  Lease  not  listed  on
Schedule 1.1, 1.2, 1.6 or 1.8 to this Agreement or on the Customer Contract Schedule.

     "Union Welfare Benefit Plan" means a multi-employer Employee Welfare Benefit Plan or fund contributed to pursuant to one or more collective bargaining agreements.

     "Verizon" means Verizon Communications Inc., a Delaware corporation.

     "Verizon Payment" means the payment due on or about January 2003 pursuant to the Agreement for CyberPop Solution between various Verizon operating companies (listed on the signature page of such agreement) and Genuity Solutions, Inc. dated April 22, 2002, with respect to services for calendar year 2003, provided, however, no more than $42,356,160 of such payment shall be deemed to be the Verizon Payment.

     "WARN Act" means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101, et. seq., and any similar provision of any applicable State law.